Exhibit 2.1

ASSET PURCHASE AGREEMENT

UTC CANADA CORPORATION

and

WATSCO, INC.

and

WATSCO CANADA, INC.

and

CARRIER ENTERPRISE CANADA, L.P.

March 13, 2012

TABLE OF CONTENTS

ARTICLE 1
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES; ISSUANCE OF CONSIDERATION SHARES

1.1	Capitalization of Buyer	2
1.2	Purchase and Sale of Purchased Assets	2
1.3	Consideration for Purchased Assets	3
1.4	Post-Closing Structure of Buyer	3
1.5	Working Capital Adjustment	3
1.6	Final Determination of Working Capital Adjustment; Dispute Resolution	4
1.7	Allocation of Purchase Price and Consideration	6
1.8	ETA Election	7
1.9	Transfer Taxes	7
1.10	Income Tax Election	7
1.11	Other Elections	7
1.12	Other Adjustments	7

ARTICLE 2
CLOSING

2.1	Closing	8
2.2	Deliveries by Seller	8
2.3	Deliveries by Buyer	9
2.4	Deliveries by Watsco	9

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER

3.1	Existence and Qualification	9
3.2	Authority, Approval and Enforceability	10
3.3	No Vendor Defaults or Consents	10
3.4	Government Approval	10
3.5	Employee Plans	11
3.6	Financial Statements; Liabilities; Accounts Receivable; Inventories	12
3.7	Absence of Certain Changes	13
3.8	Compliance with Laws; Permits	14
3.9	Litigation	15
3.10	Real Property	15
3.11	Commitments	16
3.12	Insurance	16
3.13	Intellectual Property	17
3.14	Equipment and Other Tangible Property	18
3.15	Environmental	19
3.16	Suppliers and Customers	20
3.17	Transactions with Affiliates	20
3.18	Taxes	20

3.19	Brokers	21
3.20	Purchased Assets	21
3.21	No Additional Representations	21

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER TO WATSCO

4.1	Existence and Qualification	22
4.2	Authority, Approval and Enforceability	22
4.3	No Vendor Defaults or Consents	22
4.4	No Additional Representations	23

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLER

5.1	Existence and Qualification	23
5.2	Authority, Approval and Enforceability	23
5.3	No Defaults or Consents	24
5.4	Consents and Approvals	24
5.5	Investment Canada	24
5.6	GST Registration	24
5.7	No Additional Representations	24

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF WATSCO TO SELLER

6.1	Existence and Qualification	25
6.2	Authority, Approval and Enforceability	26
6.3	No Defaults or Consents	26
6.4	Consents and Approvals	26
6.5	No Additional Representations	27

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF WATSCO CANADA TO SELLER

7.1	Existence and Qualification	27
7.2	Authority, Approval and Enforceability	28
7.3	No Defaults or Consents	29
7.4	Consents and Approvals	29
7.5	No Additional Representations	29

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1	Employees	30
8.2	Employee Plans	30
8.3	Limited Partnership Agreement	31

- ii -

8.4	Shareholders’ Agreement	31
8.5	Subscription Agreement	31
8.6	RLCS Distributor Agreement	31
8.7	Purchased Business Transition Services	32
8.8	Trade Name Agreement and Domain Name Agreement	32
8.9	Management and Back Office Agreement	32
8.10	Commercial Applied Equipment Distribution	32
8.11	Schedule Updates	32
8.12	Access to Information	33
8.13	Confidentiality	33
8.14	Further Action	34
8.15	Physical Inventory	36
8.16	Insurance	36
8.17	Publicity	36
8.18	Intercompany Obligations	36
8.19	Dealer Operations Manual Compliance	36
8.20	Bulk Sales Act	37
8.21	General Partner	37

ARTICLE 9
CONDUCT OF BUSINESS PENDING CLOSING

9.1	Conduct of Business Pending the Closing	37
9.2	Advice of Changes	38

ARTICLE 10
POST-CLOSING OBLIGATIONS

10.1	Further Assurances	38
10.2	Restrictions on Transfer	38
10.3	Applied Option	39

ARTICLE 11
INDEMNIFICATION

11.1	Post-Closing Indemnity by Seller	41
11.2	Limitations on Amount of Indemnity by Seller	42
11.3	Post-Closing Indemnity by Watsco	42
11.4	Post-Closing Indemnity by Watsco Canada	43
11.5	Post-Closing Indemnity by Buyer	43
11.6	Other Indemnification Provisions	43
11.7	Indemnification Procedures	44
11.8	Procedures for Third-Party Claims	45
11.9	Mutual Assistance	47
11.10	Survival of Covenants, Representations and Warranties	47
11.11	Guarantee	47

- iii -

ARTICLE 12
CONDITIONS TO THE CLOSING

12.1	Conditions to the Obligations of All Parties	47
12.2	Conditions to Obligations of Buyer, Watsco and Watsco Canada	48
12.3	Conditions to Obligations of Seller	49

ARTICLE 13
TERMINATION

13.1	Termination	50
13.2	Effect of Termination	51

ARTICLE 14
MISCELLANEOUS

14.1	Costs and Expenses	51
14.2	Notices	52
14.3	Dispute Resolution	53
14.4	Entire Agreement; Amendments and Waivers	54
14.5	Binding Effect and Assignment	54
14.6	No Third Party Beneficiaries	54
14.7	Remedies; Specific Performance	55
14.8	Severability	55
14.9	Exhibits and Schedules	55
14.10	Multiple Counterparts	56
14.11	Survival	56

ARTICLE 15
INTERPRETATION

15.1	Definitions	56
15.2	Rules of Construction	67
15.3	Time of Essence	67

- iv -

THIS AGREEMENT made the 13th day of March, 2012,

B E T W E E N:

UTC CANADA CORPORATION,

a corporation existing under the laws of

the Province of New Brunswick,

(hereinafter referred to as “Seller”),

- and -

WATSCO, INC.,

a corporation existing under the laws of

the State of Florida,

(hereinafter referred to as “Watsco”),

- and -

WATSCO CANADA, INC.,

a corporation existing under the laws of

the Province of New Brunswick,

(hereinafter referred to as “Watsco Canada”),

- and -

CARRIER ENTERPRISE CANADA (G.P),

INC., a corporation existing under the laws of the

Province of New Brunswick, as general partner of

CARRIER ENTERPRISE CANADA L.P.,

a limited partnership existing under the laws of

the Province of Ontario,

(hereinafter referred to as “Buyer”),

(Each of the foregoing parties, collectively, the

“Parties” and each individually, a “Party”).

RECITALS

A. Seller and its affiliates manufacture and sell a broad range of heating, ventilating, air conditioning, refrigeration and related products throughout the world and currently distributes its own “Carrier,” “Bryant,” and “Payne” branded residential and light commercial HVAC products (the “RLCS Business”), as well as Carrier branded commercial applied HVAC equipment (“Commercial Applied Equipment Business”), throughout Canada;

B. Watsco, through its Subsidiaries, distributes air conditioning, heating, and refrigeration equipment and related parts and supplies in the United States, Latin America and the Caribbean;

C. Buyer was formed on March 5, 2012 as a limited partnership under the Limited Partnerships Act (Ontario);

D. Carrier Enterprise Canada (G.P.), Inc., the general partner of Buyer, was incorporated under the Business Corporations Act (New Brunswick) on February 24, 2012 (the “General Partner”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES; ISSUANCE OF CONSIDERATION SHARES

1.1	Capitalization of Buyer

Subject to the provisions of this Agreement, prior to the Time of Closing, Watsco Canada will contribute $168,870,000 to Buyer in exchange for a limited partnership interest in Buyer which will, following the purchase and sale of the Purchased Assets, represent a 60% limited partner interest in Buyer.

1.2	Purchase and Sale of Purchased Assets

Subject to the provisions of this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, and Watsco agrees to cause Buyer to purchase from Seller, effective as of 11:59 p.m. (EDT) on the Closing Date (the “Time of Closing”), all of Seller’s right, title, and interest in and to all of the property and assets of Seller that are exclusively related to the business and operations of the Purchased Business and are set out on Schedule A (the “Purchased Assets”), free and clear of all Liens, other than Permitted Liens, and Buyer shall assume from Seller, all of the liabilities and obligations of Seller which arose solely from the operation of the Purchased Business and are set out on Schedule B (the “Assumed Liabilities”). The Purchased Assets shall not include the property and assets of Seller described on Schedule C (the “Excluded Assets”), and the Assumed Liabilities shall not include the liabilities and obligations of Seller described on Schedule D (the “Excluded Liabilities”). In consideration of the Closing and subject to the provisions of this Agreement, on the Closing Date, Seller agrees to cause Carrier to sell, assign and transfer to Buyer effective as of the Time of Closing, all of Carrier’s right, title and interest in and to the WWG Trademark, free and clear of all Liens, other than Permitted Liens.

1.3	Consideration for Purchased Assets

The purchase price (the “Purchase Price”) for the Purchased Assets shall be $281,450,000, subject to adjustment pursuant to Sections 1.5 and 1.6. The Purchase Price shall be satisfied at the Time of Closing as follows:

(a)	the cash payment by Buyer to Seller of $168,870,000 (the “Cash Consideration”) payable by wire transfer of immediately available funds to an account or accounts designated by Seller;

(b)	the assumption by Buyer of the Assumed Liabilities; and

(c)	the issuance by Buyer to Seller of a 40% limited partner interest in Buyer (the “Partnership Interest Consideration”), having an aggregate value equal to $112,580,000.

1.4	Post-Closing Structure of Buyer

Subject to the terms and conditions of this Agreement, upon the purchase and sale of the Purchased Assets described in this Article 1,

(a)	Buyer will (i) own, free and clear of all Liens, other than Permitted Liens, all of the right, title, and interest in the Purchased Assets and (ii) be responsible for the Assumed Liabilities;

(b)	Seller will hold a 40% limited partner interest in Buyer and Watsco Canada will hold a 60% limited partner interest in Buyer; and

(c)	Carlyle Scroll Holdings, Inc. will hold forty (40) common shares in the capital of the General Partner and Watsco International, LLC will hold sixty (60) common shares in the capital of the General Partner.

1.5	Working Capital Adjustment

(a) After the Closing, Seller will close its books with respect to the Purchased Assets and the Parties shall confirm and adjust, to the extent necessary, the calculation of the Working Capital as of the Time of Closing based on the procedures set forth in this Section 1.5 and Section 1.6 (such adjustments, the “Working Capital Adjustment”). The Parties agree that, to the extent that any adjustments are made to the Purchase Price, no adjustments will be made to the percentage of limited partner interests in Buyer to be issued to Seller pursuant to Section 1.3(c), but, instead, Buyer and Seller will compensate each other in immediately available funds, as set forth in Section 1.5(c).

(b) As promptly as practicable, but in any event within 60 calendar days following the Closing Date, Seller shall deliver to Watsco (A) a statement (the “Final Statement on Working Capital”) setting forth the Final Working Capital and (B) an accurate, true and complete calculation of the Working Capital Adjustment. Seller shall make reasonably available to Watsco and its representatives all books and records used in connection with the preparation of the Final Statement of Working Capital and the calculation of the Working Capital Adjustment (the “Reports”). Watsco and its accountants shall be entitled to review the Reports prepared by Seller, including Seller’s calculations of the Working Capital Adjustment, and Seller shall make reasonably available any working papers, trial balances and similar materials relating to the Reports prepared by Seller or its accountants. Seller shall also provide Watsco and its accountants with reasonable access, upon reasonable notice and during normal business hours, to Seller’s accountants and personnel to the extent related to the Reports prepared by Seller, including the determination of the Working Capital Adjustment. Seller shall use commercially reasonable efforts to cause its accountants and personnel to communicate and cooperate in connection with the foregoing.

(c) Upon final determination of the Working Capital Adjustment pursuant to the procedures set forth herein and in Section 1.6, (i) in the event that the Reference Working Capital exceeds the Final Working Capital, then the Purchase Price shall be adjusted downward in an amount equal to such excess, and Seller shall, within five Business Days of such determination, pay such amount to Buyer by wire transfer in immediately available funds to an account designated by Buyer in writing; or (ii) in the event that the Final Working Capital exceeds the Reference Working Capital, then the Purchase Price shall be adjusted upward in an amount equal to such excess, and Buyer shall, within five Business Days of such determination, pay such amount to Seller by wire transfer in immediately available funds to an account designated by Seller in writing. Watsco Canada and Seller agree that in the event that Buyer is required to make a payment to Seller pursuant to Section 1.5(c)(ii), Watsco Canada and Seller shall take all actions necessary to cause the Buyer to make such payment to Seller, including, if required, providing Buyer with the necessary funding to make such payment in accordance with the terms of the Limited Partnership Agreement.

(d) Any disputes with respect to the calculation of the Working Capital Adjustment shall be resolved in accordance with the procedures contemplated by Section 1.6.

(e) Buyer and Seller each acknowledge and agree that, although Seller has the obligation to make a payment required under Section 1.5(c)(i) to Buyer and although Buyer has the obligation to make a payment required under Section 1.5(c)(ii) to Seller, Watsco shall participate in all matters related to the Working Capital Adjustment as provided under this Section 1.5 and under Section 1.6 on behalf of Buyer.

1.6	Final Determination of Working Capital Adjustment; Dispute Resolution

The following clauses (a) and (b) set forth the procedures for making the final determination of the Working Capital Adjustment, including resolving disputes, if any, among the Parties with respect to the determination of the Working Capital Adjustment:

(a)

Within 30 days after delivery to Watsco of the Reports prepared by Seller, Watsco may deliver to Seller a written report (the “Watsco Report”) prepared by Watsco’s accountants (the “Watsco’s Accountants”) advising Seller either that Watsco’s Accountants (i) agree with Seller’s calculations of the Working Capital Adjustment, or (ii) deem that one or more adjustments to the Working Capital Adjustment are required. The costs and expenses of the services of Watsco’s

Accountants shall be borne by Watsco. If Seller shall concur with the adjustments to the Working Capital Adjustment proposed by Watsco’s Accountants, or if Seller does not object thereto in a writing delivered to Watsco within 30 days after Seller’s receipt of the Watsco Report, the calculations of the Working Capital Adjustment set forth in the Watsco Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If Watsco does not submit a Watsco Report within the 30 day period provided herein, or Watsco’s Accountants agree with Seller’s calculations of the Working Capital Adjustment, then the Working Capital Adjustment as calculated by Seller and set forth in the Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

(b)	In the event that Watsco submits a Watsco Report and Watsco and Seller are unable to resolve the disagreements set forth in such report within 30 days after the date of the Watsco Report (the “Reconciliation Period”), then such disagreements shall be referred to a nationally recognized firm of independent certified chartered accountants selected by mutual agreement of Watsco and Seller (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. Seller and Watsco shall request the Settlement Accountants to use their best efforts to reach a determination not more than 45 days after such referral. Each of Watsco and Seller shall have the right, within five Business Days after such referral, to meet with representatives of the Settlement Accountants and present its position as to the calculations of the Working Capital Adjustment. The costs and expenses of the services of the Settlement Accountants shall be paid by Watsco if the difference between (i) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from the determinations set forth in the Watsco Report, is greater than the difference between (ii) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from Seller’s calculations of the Working Capital Adjustment set forth in the Reports; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Seller; provided, that such costs and expenses shall be borne equally between the Parties if the difference between (i) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from the determinations set forth in the Watsco Report, is equal to the difference between (ii) (A) the Working Capital Adjustment resulting from the determinations of the Settlement Accountants and (B) the Working Capital Adjustment resulting from Seller’s calculations of the Working Capital Adjustment set forth in the Reports. If Seller and Watsco are unable to agree upon Settlement Accountants, then within seven days after the Reconciliation Period, either Seller or Watsco may request the American Arbitration Association to appoint a nationally recognized firm of independent certified chartered accountants to perform the services required under this Section 1.6. For purposes of this Section 1.6, the term “Settlement Accountants” shall include such other accounting firm chosen in accordance with this Section 1.6(b).

1.7	Allocation of Purchase Price and Consideration

The Purchase Price shall be allocated among the Purchased Assets for federal, provincial, territorial and foreign income tax purposes, in the manner agreed to by Buyer and Seller, based on the fair market value thereof. No later than the earliest to occur: (i) one hundred and twenty (120) days after the Closing Date, or (ii) within thirty (30) days following the date of the determination by the Settlement Accountants pursuant to Section 1.6(b), Seller shall deliver to Buyer an allocation of the Purchase Price among the Purchased Assets, which allocation shall be reasonable, based on fair market values, consistent with the Tax Act (the “Proposed Allocation”). Buyer will review such Proposed Allocation and if, within ninety (90) days after the receipt of such Proposed Allocation, Buyer has not informed Seller of any disagreement with the content of the Proposed Allocation, the Proposed Allocation shall become the Final Allocation. If Buyer disagrees with the content of the Proposed Allocation, Buyer will inform Seller of such disagreement within such ninety (90) day period. Buyer and Seller shall negotiate in good faith to resolve any such dispute. If the Parties fail to agree on such allocation before the date that is thirty (30) days following the receipt of Buyer’s notice of disagreement, such allocation shall be determined, within a reasonable time by a nationally recognized firm of independent certified chartered accountants mutually selected by Buyer and Seller. If Buyer and Seller are unable to agree upon a nationally recognized firm of independent certified chartered accountants, then within seven (7) days after the thirtieth (30th) day following the receipt of Buyer’s notice of disagreement, either Buyer or Seller may request the American Arbitration Association to appoint a nationally recognized firm of independent certified chartered accountants to perform the services required under this Section 1.7. The allocation of the Purchase Price, as agreed upon by the Parties or determined by a firm of accountants under this Section 1.7 (the “Final Allocation”) shall be final and binding upon the Parties. Each of Seller and Buyer shall bear all fees and costs incurred by it in connection with the determination of the allocation of the Purchase Price, except that the Parties shall each pay fifty percent (50%) of the fees and expenses of such accounting firm. Notwithstanding anything herein to the contrary in this Section 1.7, the Final Allocation shall be consistent with the allocation of the acquisition price among the Purchased Assets under GAAP for financial reporting purposes, except to the extent such allocation under GAAP is not based on the fair market value of such assets. The allocations of fair market value determined pursuant to this Section 1.7 shall be applied by the parties and the Company for all Tax purposes, the Parties agree to file (or cause to be filed) all statements of adjustments and other Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with the Final Allocation, subject to adjustments to correlate with any adjustments to the Purchase Price provided for in this Agreement, and except where contrary to applicable Legal Requirements. Except as otherwise required by applicable Legal Requirements, the Parties agree to refrain from taking any position that is inconsistent with the Final Allocation and agree to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

1.8	ETA Election

Buyer and Seller shall, on the Closing Date, elect jointly under subsection 167(1) of the ETA, and under any similar provision of any applicable provincial legislation, in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Purchased Assets hereunder, and Buyer shall file such election with Canada Revenue Agency, and provide Seller with proof of receipt by Canada Revenue Agency (and by the provincial taxing authority, where applicable) of the receipt of such election.

1.9	Transfer Taxes

Buyer shall be liable for and shall pay all federal, provincial and municipal sales or transfer taxes (including any retail sales taxes and land transfer taxes) and all other Taxes of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by Seller to Buyer.

1.10	Income Tax Election

Buyer and Seller agree to elect jointly in the prescribed form under Section 22 of the Tax Act (and any similar provision of provincial law as necessary) as to the sale of the accounts receivable and other assets described in Section 22 of the Tax Act (and any similar provision of provincial law as necessary) and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 1.7 as the consideration paid by Buyer therefor.

1.11	Other Elections

Buyer and Seller shall cooperate in the preparation of and execute any elections that may be necessary or desirable under any Tax Legislation to give effect to the transactions contemplated in this Agreement.

1.12	Other Adjustments

Except as may be included as part of the Working Capital Adjustment and subject to the provisions of this Agreement, all items normally adjusted between a seller and a buyer in respect of the sale of a business such as the Purchased Business shall be apportioned between the period prior to and including the Closing Date and the period following the Closing Date. Without limiting the generality of the foregoing, real property Taxes imposed upon the Purchased Assets for a taxable period which begins before and ends after the Closing Date (“Straddle Period Property Taxes”), shall be apportioned between the portion of such period ending on the Closing Date (the “Pre-Closing Period”) and the portion of such period beginning on the day after the Closing Date (the “Post-Closing Period”). The portion of any Straddle Period Property Taxes relating to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the relevant taxable period ending on the Closing Date and the denominator of which is the total number of days in the relevant taxable period. Seller shall be liable for, and shall indemnify Buyer against, all Straddle Period Property Taxes relating to the Pre-Closing

Period; provided, however, that Seller shall be liable to indemnify Buyer against Straddle Period Property Taxes relating to the Pre-Closing Period solely to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the face of the Final Statement on Working Capital. Buyer shall be liable for, and shall indemnify Seller against, all Straddle Period Property Taxes relating to the Post-Closing Period.

ARTICLE 2

CLOSING

2.1	Closing

The closing of the transaction contemplated by Section 1.2 (the “Closing”) shall be held on the Closing Date at the offices of Davies, or at such other place, time and date as may be mutually agreeable to the Parties, or by the exchange of documents and instruments by mail, courier, telecopy, email and wire transfer to the extent mutually acceptable to the Parties.

2.2	Deliveries by Seller

At the Closing, Seller shall deliver or cause to be delivered the following (where applicable, executed by the applicable party thereto) to Buyer:

(a)	all consents, waivers, and approvals required under this Agreement, including evidence of satisfaction of all Liens on the Purchased Assets, or release of such assets from all Liens, other than Permitted Liens and those created by this Agreement and the Ancillary Agreements;

(b)	a bill of sale and assignment and such other bills of sale, assignments, deeds, transfers and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets to Buyer;

(c)	such assignments and instruments of assumption as may be necessary or desirable for the assumption by Buyer of the Assumed Liabilities, in each case, in a form reasonably satisfactory to Buyer;

(d)	a receipt for the Cash Consideration;

(e)	such certificates as to incumbency, as to corporate actions, and documents as to good standing and otherwise as Buyer reasonably requests;

(f)	the certificate of Seller referred to in Section 12.2(c); and

(g)	a counterpart of the Ancillary Agreements to which Seller or its Affiliates is a party.

2.3	Deliveries by Buyer

At the Closing, Buyer shall deliver or cause to be delivered the following (where applicable, executed by the applicable party thereto) to Seller:

(a)	the Cash Consideration;

(b)	the Partnership Interest Consideration;

(c)	a counterpart of the Ancillary Agreements to which Buyer is a party;

(d)	such certificates as to incumbency, as to partnership actions, and documents as to good standing and otherwise as Seller may reasonably request;

(e)	a counterpart of the documents referred to in Section 2.2(b) and (c) to which Buyer is a party; and

(f)	the certificate of Buyer referred to in Section 12.3(c).

2.4	Deliveries by Watsco

At the Closing, Watsco shall deliver or cause to be delivered the following (where applicable, executed by the applicable party thereto) to Seller:

(a)	a counterpart of the Ancillary Agreements to which Watsco or its Affiliates is a party;

(b)	such certificates as to incumbency, as to corporate actions, and documents as to good standing and otherwise as Seller reasonably requests; and

(c)	the certificates of Watsco and Watsco Canada referred to in Section 12.3(c).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER

Except as set forth herein and in the corresponding sections of the disclosure schedule delivered by Seller to Buyer and dated as of the date of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows and acknowledges that Buyer is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

3.1	Existence and Qualification

Seller is a New Brunswick corporation. Seller is duly organized or formed, validly existing and in good standing under the laws of the Province of New Brunswick and has the power to own, manage, lease and hold the Purchased Assets and to carry on the Purchased Business as presently conducted. Seller is duly qualified or licensed as a foreign entity and in good standing in each jurisdiction where the character of the properties and assets owned, managed, leased or held by Seller with respect to the Purchased Business or the nature of activities conducted by the Purchased Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.2	Authority, Approval and Enforceability

This Agreement has been duly executed and delivered by Seller, and Seller has all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Seller in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of Seller’s obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute by the Closing, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.3	No Vendor Defaults or Consents

Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and the performance by Seller of its obligations hereunder or thereunder will not violate any provision of any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Seller is a party, or by which the properties or assets of Seller are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, except for such violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.4	Government Approval

Subject to Section 10.3(e)(ii), the execution, delivery, and performance of this Agreement or any of the Ancillary Agreements by Seller and the consummation of the transactions by Seller as contemplated by this Agreement or any of the Ancillary Agreements do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification, the failure of which to be obtained, performed or made would not (i) individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, or (ii) materially impair or delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any of the Ancillary Agreements.

3.5	Employee Plans

(a) Section 3.5(a) of the Disclosure Schedule identifies each Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all Legal Requirements.

(b) Current and complete copies of all written Employee Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Employee Plans that have been provided to persons entitled to benefits under the Employee Plans have been delivered or made available to Buyer together with current and complete copies of all documents relating to the Employee Plans, including, as applicable, all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit administration contracts, and any financial administration contracts.

(c) All contributions to, and payments from, each Employee Plan which may have been required to be made in accordance with the terms of any such Employee Plan, and, where applicable, the laws of the jurisdictions which govern such Employee Plan, have been made in a timely manner.

(d) All material reports, returns and similar documents with respect to any Employee Plan required to be filed with any Government Authority or distributed to any Employee Plan participant have been duly filed in a timely manner or distributed.

(e) Except as disclosed in Section 3.5(e) of the Disclosure Schedule, Seller does not currently sponsor, nor has it ever sponsored a defined benefit pension plan or defined contribution pension plan to which any of the Employees is entitled to or will become entitled to any benefits.

(f) Except as disclosed in Section 3.5(f) of the Disclosure Schedule, none of the Employee Plans provide for benefits beyond retirement or other termination of service to Employees or former employees of the Purchased Business or to the beneficiaries or dependants of such Employees or former employees of the Purchased Business employees.

(g) Seller does not participate in or contribute to any Multi-Employer Plans.

(h) Except as disclosed in Section 3.5(h) of the Disclosure Schedule, Seller has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Employee Plan or to improve or change the benefits provided under any Employee Plan.

(i) With respect to the Employees, since January 1, 2011, there have not been any material (i) work stoppages, labour disputes or other significant controversies between Seller and the Employees, (ii) labour union grievances or, to the Knowledge of Seller, organizational efforts, or (iii) unfair labour practices or labour arbitration proceedings pending or, to the Knowledge of Seller, threatened.

(j) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of any or all of the transactions contemplated hereby or thereby will: (i) entitle any Transferred Employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any Transferred Employee; or (iii) result in any “golden parachute” payment made to or on behalf of any Transferred Employee under any Employee Plan.

3.6	Financial Statements; Liabilities; Accounts Receivable; Inventories

(a) Set forth in Section 3.6(a) of the Disclosure Schedule are the unaudited financial statements of the Purchased Business, as of and for the years ended December 31, 2010 and 2011 (the “Financial Statements”). The Financial Statements: (i) have been prepared from the books and records of Seller (except (A) as otherwise disclosed therein and (B) for failures to be so prepared that would not result in an unfair presentation of the financial position and the results of operations of the Purchased Business, on the basis of presentation outlined in Section 3.6(a) of the Disclosure Schedule); (ii) have been prepared in the manner set forth in Section 3.6(a) of the Disclosure Schedule; and (iii) fairly present in all material respects the financial position of the Purchased Business, on the basis of presentation outlined in Section 3.6(a) of the Disclosure Schedule. All references to the “Balance Sheet” mean the Purchased Business balance sheet as of December 31, 2011 and all references to the “Balance Sheet Date” shall mean December 31, 2011.

(b) Except for (i) the liabilities reflected on the Balance Sheet, (ii) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (iii) executory contract obligations under any Contract of Seller with respect to the Purchased Business either listed on Section 3.11(a) of the Disclosure Schedule or entered into in the ordinary course of business, and (iv) liabilities that are not and are not reasonably expected to be material to the Purchased Business, Seller does not have any undisclosed liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) with respect to the Purchased Business.

(c) The accounts receivable reflected on the Balance Sheet arose from bona fide transactions or events. No such account receivable has been assigned or pledged to any other Person.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the inventory of the Purchased Business consists of items that are of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Purchased Business and are usable and saleable for the purposes for which intended in the ordinary and usual course of business, except to the extent written down or reserved against on the Balance Sheet.

(e) Except as has not been and is not reasonably expected to be material to the Purchased Business, Seller has, or as of the Time of Closing will have, good, valid and marketable title to, or a valid leasehold interest in or other valid legal right to use, all of the Purchased Assets (other than the Real Property), free and clear of any and all liens, mortgages, deeds of trust, pledges, adverse claims, encumbrances, easements or other restrictions or limitations whatsoever (“Liens”), except Permitted Liens and Liens set forth in Section 3.6(e) of the Disclosure Schedule.

(f) No personal loans have been made by Seller to the officers of the Purchased Business.

(g) With respect to the Purchased Business, Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of Seller’s most recent fiscal year, there has been, with respect to the Purchased Business (i) to the Knowledge of Seller, no material weakness in Seller’s internal control over financial reporting (whether or not remediated), and (ii) no change in Seller’s internal control over financial reporting that has materially affected Seller’s internal control over financial reporting.

3.7	Absence of Certain Changes

(a) Since the Balance Sheet Date, there has not been any change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as otherwise set forth in Section 3.7(b) of the Disclosure Schedule, or as contemplated by this Agreement or any Ancillary Agreement, since the Balance Sheet Date, (i) Seller has conducted the Purchased Business, and, with respect to the Purchased Business, has not entered into, or agreed to enter into, any material transaction other than, in the ordinary course of business, consistent with past practice and (ii) Seller has not taken any action that would have required the consent of Buyer pursuant to Section 9.1(a) had such action or event occurred after the date of this Agreement.

(c) Except as contemplated by this Agreement or any Ancillary Agreement, since the Balance Sheet Date, Seller has not done any of the following with respect to the Purchased Business, other than in the ordinary course of business or as required by applicable Legal Requirements:

(i)	entered into, amended, or terminated any Contract of the type required to be listed in Section 3.11(a) of the Disclosure Schedule;

(ii)	sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material properties or assets of the Purchased Business, except pursuant to any agreement specified in Section 3.11(a) of the Disclosure Schedule;

(iii)	settled any claim or litigation in any proceeding before any Governmental Authority or any arbitrator, other than settlements not in excess of $1 million;

(iv)	incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $1 million (other than those required pursuant to any agreement specified in Section 3.11(a) of the Disclosure Schedule);

(v)	made any material change in any of its financial accounting methods or practices, except as required by GAAP;

(vi)	granted any increase in the compensation payable or to become payable to the Employees; or

(vii)	committed to do any of the foregoing.

3.8	Compliance with Laws; Permits

(a) Except as otherwise set forth in Section 3.8 of the Disclosure Schedule, Seller is in compliance in all respects with any and all Legal Requirements applicable to the Purchased Business, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the provisions of this Section 3.8(a) shall not apply to (i) the Legal Requirements applicable to the Employee Plans, such matters being addressed in Section 3.5; (ii) Legal Requirements in respect of Taxes, such matters being addressed in Section 3.18; and (iii) Environmental Laws, such matters being addressed in Section 3.15. Without limiting the generality of the foregoing, Seller has not received notice of and, to the Knowledge of Seller, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Seller is not in compliance with any Legal Requirement relating to (x) the development, testing, manufacture, packaging, distribution, pricing, marketing, sale and delivery of products, (y) building, zoning and land use and/or (z) the Corruption of Foreign Public Officials Act (Canada), or any other government rule, regulation or law, in each case except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Seller possesses all material Permits required to be obtained for the businesses and operations of the Purchased Business and for the ownership and use of its properties and assets, (ii) all such Permits are valid and in full force and effect, (iii) Seller is in compliance with the requirements thereof, and (iv) no proceeding is pending or, to the Knowledge of Seller, threatened to revoke or amend any of them.

3.9	Litigation

Except as otherwise set forth in Section 3.9 of the Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against Seller pending or, to the Knowledge of Seller, threatened in any court or before or by any Governmental Authority, or before any arbitrator, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10	Real Property

(a) Seller has good and marketable title in fee simple to all the real property specified in Section 3.10(a) of the Disclosure Schedule (the “Owned Real Property”), free and clear of all Liens other than Permitted Liens.

(b) Seller has valid leasehold interests in the real property specified in Section 3.10(b) of the Disclosure Schedule (the “Leased Real Property”), subject only to Permitted Liens. Section 3.10(b) of the Disclosure Schedule sets forth a list of all leases, licenses or similar agreements relating to the use or occupancy of real estate with respect to the Purchased Business (“Leases”), in each case setting forth the street address of each property covered thereby. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Leases and all guaranties, if any, with respect thereto, are in full force and effect (except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally) and have not been amended in writing or otherwise (except as shown on Section 3.10(b) of the Disclosure Schedule), and, to the Knowledge of Seller, no other party thereto is in default or breach under any such Lease. To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Except as otherwise set forth in Section 3.10(b) of the Disclosure Schedule, each Lease is assignable by Seller to Buyer without the consent of any other Person. Neither Seller nor its agents or employees have received written notice from any third party of any claimed abatements, offsets, defenses or other bases for relief or adjustment relating to the Leases, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) (i) There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, expropriation proceedings, suits or administrative actions relating to the Real Property or other matters affecting adversely the current use or occupancy thereof, and (ii) all improvements, buildings, fixtures, equipment and systems on the Real Property are in good operating condition, normal wear and tear excepted, except, in the case of both clauses (i) and (ii), as has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

3.11	Commitments

(a) Except as otherwise set forth in Section 3.11(a) of the Disclosure Schedule and except for the obligations and commitments set forth in this Agreement, Seller is not a party to or bound by any of the following with respect to the Purchased Business, whether written or oral:

(i)	Contract or commitment for capital expenditures in excess of $1 million per calendar quarter in the aggregate;

(ii)	agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation in excess of $1 million;

(iii)	agreement for the sale of any assets that in the aggregate have a net book value of greater than $1 million other than inventory sales in the ordinary course of business;

(iv)	agreement that purports to limit Seller’s freedom to compete freely in any geographic area in respect of the Purchased Business (other than this Agreement and the Ancillary Agreements); or

(v)	material preferential purchase right, right of first refusal, or similar agreement or right in favor of a third party.

(b) All of the Contracts listed in Section 3.11(a) of the Disclosure Schedule are valid, binding and in full force and effect (except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally), except where the failure to be so valid, binding and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.11(a) of the Disclosure Schedule, each Contract (i) identified in Section 3.11(a) of the Disclosure Schedule or that is or would reasonably be expected to be material to the Purchased Business, and (ii) that is being assigned to or assumed by Buyer in accordance with the terms hereof, is assignable to Buyer without the consent of any other Person. Seller has not been notified or advised in writing by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, which termination or modification, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Seller nor, to the Knowledge of Seller, any other party is in breach of any of the terms or covenants of any Contract listed in Section 3.11(a) of the Disclosure Schedule, which breach, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.12	Insurance

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, none of the insurance carriers (to the extent applicable) with respect to insurance policies covering the Purchased

Business has indicated in writing to Seller (i) an intention to cancel any such policy, or (ii) that any such insurance will not be available in the future on substantially the same terms as currently in effect. There is no claim by Seller in respect of the Purchased Business pending under any such policies that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice, or (ii) if not paid, would reasonably be expected to have a Material Adverse Effect. During the prior three years, all notices of claims required to have been given by Seller to any insurance company in respect of the Purchased Business have been timely and duly given, and no insurance company has asserted in writing that any such claim is not covered by the applicable policy relating to such claim, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13	Intellectual Property

For purposes of this Agreement, the term “Intellectual Property” means any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration), know-how, Trade Secrets, computer software and licenses, quality control data, methods, processes (whether secret or not), rights or intangible properties; “Owned Intellectual Property” means all Intellectual Property which is owned by Seller that is material to the operation of the Purchased Business; “Licensed Intellectual Property” means all Intellectual Property which Seller is licensed, or otherwise has the right, to use that is material to the operation of the Purchased Business; and “Purchased Business Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property. Section 3.13 of the Disclosure Schedule sets forth in all material respects a list of all Owned Intellectual Property that is issued by, registered with, or the subject of a pending application before any Governmental Authority (the “Registered Intellectual Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)	to the Knowledge of the Seller, Seller owns the Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens;

(b)	the Owned Intellectual Property has not been and, to the Knowledge of Seller, Licensed Intellectual Property has not been, adjudged invalid or unenforceable;

(c)	to the Knowledge of the Seller, Seller owns and has the right to exercise or has a valid license to use all the Purchased Business Intellectual Property in connection with the operation of the Purchased Business as currently conducted;

(d)	the transactions contemplated hereunder will not alter or impair such ownership of and right to exercise or license to use the Purchased Business Intellectual Property;

(e)	the Purchased Business Intellectual Property includes all of the material Intellectual Property used in the ordinary operation of the Purchased Business as currently conducted, except for generally commercially available, off-the-shelf software programs or for which a license to use such Intellectual Property is not required under applicable Legal Requirements;

(f)	there have been no claims made, nor, to the Knowledge of Seller, threatened against Seller asserting any grounds for asserting the invalidity, abuse, misuse or unenforceability of any of the Purchased Business Intellectual Property;

(g)	Seller has not made any claim of any violation or infringement by others of any of the Purchased Business Intellectual Property, and to the Knowledge of Seller, no grounds for any such claims exist;

(h)	Seller has not received any written notice that Seller is in conflict with or infringing upon the asserted Intellectual Property rights of others in connection with the Purchased Business Intellectual Property, and, to the Knowledge of Seller, neither the use of the Purchased Business Intellectual Property nor the operation of the Purchased Business is infringing or has infringed upon any Intellectual Property rights of others;

(i)	to the Knowledge of Seller, there are no royalties, honorariums or fees payable by Seller to any Person in respect of the Purchased Business Intellectual Property;

(j)	to the extent any of the Purchased Business Intellectual Property constitutes proprietary or confidential information, Seller has exercised commercially reasonable care to prevent such information from being disclosed;

(k)	the registrations and filings associated with the Registered Intellectual Property were duly made and remain in full force and effect; and

(l)	no interest in any of the Purchased Business Intellectual Property has been assigned, transferred, licensed or sublicensed by Seller to any Person other than pursuant to this Agreement or as set forth on Section 3.13 of the Disclosure Schedule.

3.14	Equipment and Other Tangible Property

Except as otherwise set forth on Section 3.14 of the Disclosure Schedule, all of Seller’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property used in the Purchased Business (excluding inventory, the “Tangible Properties”), are suitable in all material respects for the purposes for which intended and are in all material respects in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Seller’s prior practices and normal industry standards. To the Knowledge of Seller, the Tangible Properties are free of any structural or engineering defects, which defects, individually and in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. During the past three years, there has not been any significant interruption of the Purchased Business due to inadequate maintenance or obsolescence of the Tangible Properties, which interruption has had or would reasonably be expected to have a Material Adverse Effect.

3.15	Environmental

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, Seller is and, since January 1, 2009, has been, in full compliance with all Environmental Laws governing the businesses and operations of the Purchased Business conducted at the Real Property, including: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the use by Seller of the Real Property; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws, except, in each case, where such non-compliance has not been and would not reasonably be expected to be material to the Purchased Business.

(b) There are no (and, to the Knowledge of Seller, there is no basis for any) non-compliance orders, warning letters or notices of violation or other communications (collectively “Notices”), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened against Seller or relating to the operations of the Purchased Business conducted at the Real Property, issued by any Governmental Authority or third party with respect to any Environmental Laws or Permits issued to Seller thereunder in connection with, related to, or arising out of the use by Seller of the Real Property, except where such Notices and Proceedings have not been and would not reasonably be expected to be material to the Purchased Business.

(c) For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Discharge” means any manner of spilling, pumping, pouring, emptying, injecting, escaping, leaching, disposing, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including ground water, surface water, land, soil or air.

“Environmental Laws” means all federal, provincial, territorial or local statutes, laws, rules, regulations, codes, ordinances, orders or licenses currently in existence, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste or occupational health and safety.

“Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labelling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

“Hazardous Substances” means (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material”

pursuant to any Environmental Law, (ii) any noxious, toxic or hazardous substance, material or waste, and (iii) any other contaminant, chemical, pollutant or constituent thereof, including petroleum or petroleum products, asbestos or any asbestos-containing material, lead containing paint or coating material, polychlorinated byphenyls and radioactive material.

(d) Except as has not been and would not reasonably be expected to be material to the Purchased Business, to the Knowledge of Seller, there are no Hazardous Substances present on or in the environment at the Real Property that would give rise to an obligation to act or disclose that condition under any Environmental Law, including any Hazardous Substances contained in barrels, storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, whether deposited or located in land, water, sumps, or any other part of the Real Property, or incorporated into any structure therein or thereon.

3.16	Suppliers and Customers

Since the Balance Sheet Date, no customer or supplier of the Purchased Business has cancelled, terminated or given formal written notice to Seller of its intention to cancel or otherwise terminate its relationship with Seller or to materially decrease its services or supplies to Seller for use in the Purchased Business or its direct or indirect purchase or usage of the products or services of the Purchased Business, except as has not been and would not reasonably be expected to be material to the Purchased Business.

3.17	Transactions with Affiliates

Except as set forth in Section 3.17 of the Disclosure Schedule and except for business dealings or transactions conducted in the ordinary course of business consistent with past practice, the provision of goods and services pursuant to distribution agreements, normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, transactions contemplated by this Agreement, and participation in scheduled Employee Plans by employees, Seller has not, since the Balance Sheet Date, purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any of its Affiliates or any officer, director, manager, member, employee or shareholder of Seller or any of its Affiliates, related to the Purchased Business.

3.18	Taxes

Except as would not have been, or would not reasonably be expected to be material to the Purchased Business, and except as set forth in Section 3.18 of the Disclosure Schedule:

(a)	Seller has filed all Tax Returns relating to the Purchased Business that it was required to file;

(b)	all Taxes due and owed by Seller with respect to the Purchased Business (whether or not shown on any Tax Return and whether or not any Tax Return was required) under applicable law have been paid;

(c)	there are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due or which are reflected on the Balance Sheet.

(d)	Seller has collected or withheld and paid to the applicable taxing authority all Taxes required to have been collected or withheld and paid by it with respect to the Purchased Business in connection with amounts paid or owing to any employee, independent contractor, creditor, customer or member or other third party in accordance with applicable Legal Requirements;

(e)	there is no dispute, claim, deficiency or proposed adjustment concerning any Tax liability of Seller with respect to the Purchased Business claimed, raised, asserted, assessed, or threatened by any taxing authority, in each case, in writing;

(f)	Seller is not a party to any Tax allocation or sharing agreement with respect to the Purchased Business;

(g)	Seller is not a non-resident of Canada for purposes of the Tax Act; and

(h)	Seller is a registrant for purposes of the ETA whose registration number is 881731814 RT0002.

3.19	Brokers

Neither Seller nor any of its Affiliates has engaged any broker, finder or investment banker in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and no commission, finder’s fee, or other similar payment is due to any party in connection herewith or therewith.

3.20	Purchased Assets

(a) Except for the Excluded Assets and except as set forth in Section 3.20(a) of the Disclosure Schedule, the Purchased Assets include all of the material assets owned or leased by Seller that are used directly in the operations of the Purchased Business on the date hereof.

(b) Section 3.20(b) of the Disclosure Schedule identifies all material assets owned or leased by Seller, whether or not located at the Leased Facilities, that are used indirectly in the operations of the Purchased Business on the date hereof.

3.21	No Additional Representations

Seller acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Buyer is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Buyer arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Seller’s rights against Buyer arising out of any other representation and warranty made herein by Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER TO WATSCO

Seller hereby represents and warrants to Watsco, as of the date hereof, that:

4.1	Existence and Qualification.

Seller is a New Brunswick corporation. Seller is duly organized or formed, validly existing and in good standing under the laws of the Province of New Brunswick and has the power to own, manage, lease and hold its properties and assets as presently conducted.

4.2	Authority, Approval and Enforceability

This Agreement has been duly executed and delivered by Seller, and Seller has all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Seller in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of Seller’s obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute by the Closing, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3	No Vendor Defaults or Consents

The execution and delivery of this Agreement and the Ancillary Agreements by Seller or any of its Subsidiaries and the performance by Seller of its obligations hereunder or thereunder will not violate any provision of any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Seller is a party, or by which the properties or assets of Seller are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, except for such violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect.

4.4	No Additional Representations

Seller acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Watsco is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Watsco arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Seller’s rights against Watsco arising out of any other representation and warranty made herein by Watsco.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER TO SELLER

Buyer hereby represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets:

5.1	Existence and Qualification

Buyer is an Ontario limited partnership. Buyer is duly organized or formed, validly existing and in good standing under the laws of the province of Ontario and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted. The Buyer is, or will be by the Closing Date, registered, licensed or otherwise qualified to carry on business and is in good standing in all of the Provinces of Canada.

5.2	Authority, Approval and Enforceability

This Agreement has been duly executed and delivered by Buyer, and Buyer has all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to be executed and delivered by it, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of their respective obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Buyer. This Agreement and each Ancillary Agreement to which Buyer is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute at the Closing, the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

5.3	No Defaults or Consents

The execution and delivery of this Agreement or each Ancillary Agreement by Buyer or any of its Subsidiaries and the performance by Buyer of its obligations hereunder or thereunder will not violate any provision of Buyer’s organizational documents or any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Buyer is a party, or by which the properties or assets of Buyer are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, or other instrument, except for such violations, conflicts, breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Buyer or the Purchased Business.

5.4	Consents and Approvals

The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer as contemplated by this Agreement or any of the Ancillary Agreements do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing, or notification, the failure of which to be obtained, performed or made would not materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its or their obligations under, this Agreement or any of the Ancillary Agreements.

5.5	Investment Canada

Buyer is a WTO Investor within the meaning of the Investment Canada Act.

5.6	GST Registration

Buyer will be on the Closing Date a registrant for purposes of the ETA, and Buyer will provide its registration number for such purposes to Seller prior to the Closing Date.

5.7	No Additional Representations

(a) Buyer acknowledges that with respect to this Agreement neither Seller nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Purchased Business, furnished or made available to Buyer and its representatives except as expressly set forth in this Agreement (which includes the Disclosure Schedule), and neither Seller nor any other Person shall be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the making available or failure to make available to Buyer or Buyer’s use of such information, or any information, documents or material made available to Buyer in the due diligence materials provided to Buyer, including management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Buyer acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Seller is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Seller arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Buyer’s rights against Seller arising out of any other representation and warranty made herein by Seller.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF WATSCO TO SELLER

Watsco hereby represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets:

6.1	Existence and Qualification

(a) Watsco is a Florida Corporation. Watsco is duly organized or formed, validly existing and in good standing under the laws of the state of Florida and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted.

(b) Buyer is an Ontario limited partnership. Buyer is duly organized or formed, validly existing and in good standing under the laws of the province of Ontario and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted. The Buyer has not conducted any business and does not have any assets or liabilities, except, in either case, in connection with the transactions contemplated by this Agreement. The Buyer is, or will be by the Closing Date, registered, licensed or otherwise qualified to carry on business and is in good standing in each of the Provinces of Canada. Except for Seller’s right to acquire the Partnership Interest Consideration pursuant to this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any interest in Buyer. At the Time of Closing, all necessary actions will have been taken by Buyer to issue the Partnership Interest Consideration.

(c) General Partner is a New Brunswick corporation. General Partner is duly organized or formed, validly existing and in good standing under the laws of the province of New Brunswick and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted. General Partner has not conducted any business and does not have any assets or liabilities, except, in either case, in connection with the transactions contemplated by this Agreement or as may be related to its general partnership interest in the Buyer. General Partner is, or will be by the Closing Date, registered, licensed or otherwise qualified to carry on business and is in good standing in each of the Provinces of Canada. The authorized capital of General Partner consists of an unlimited number of common shares, of which one (1) common share has been issued and is outstanding. Except with respect to the issuance of the GP Shares as contemplated in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any shares or other securities of the General Partner. At the Time of Closing, all necessary actions will have been taken by General Partner to validly issue the GP Shares to Seller as contemplated in this Agreement.

(d) Neither Buyer nor General Partner has conducted any business and does not have any assets, liabilities or obligations, except the obligations as set out in this Agreement. Without limiting the generality of the foregoing, neither Buyer nor General Partner has (i) incurred or agreed to incur any indebtedness or obligations, (ii) guaranteed or agreed to guarantee the indebtedness or obligations of any Person, or (iii) created, incurred, assumed or permitted to exist, or agreed with any Person to create, incur, assume or permit to exist, any Liens on the property or assets of Buyer or General Partner.

6.2	Authority, Approval and Enforceability

This Agreement has been duly executed and delivered by Watsco, and Watsco has, and any Subsidiary of Watsco to become a party to any Ancillary Agreement will have at the Closing, all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement or each Ancillary Agreement to be executed and delivered by it, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Watsco or any of its Subsidiaries in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of their respective obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Watsco or such Subsidiary, as applicable. This Agreement and each Ancillary Agreement to which Watsco or any of its Subsidiaries is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute at the Closing, the legal, valid and binding obligation of Watsco or such Subsidiary, as applicable, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

6.3	No Defaults or Consents

The execution and delivery of this Agreement or each Ancillary Agreement by Watsco or any of its Subsidiaries and the performance by Watsco or such Subsidiaries of its or their obligations hereunder or thereunder will not violate in any material respect any provision of Watsco’s or such Subsidiaries’ organizational documents or any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Watsco or such Subsidiaries are a party, or by which the properties or assets of Watsco or such Subsidiaries are bound or affected, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, agreement, or other instrument.

6.4	Consents and Approvals

The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Watsco and its Subsidiaries as contemplated by this Agreement or any of the Ancillary Agreements do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing, or notification, the failure of which to be obtained, performed or made would not materially impair or delay the ability of Watsco or any of its Subsidiaries to consummate the transactions contemplated by, or perform its or their obligations under, this Agreement or any of the Ancillary Agreements.

6.5	No Additional Representations

(a) Watsco acknowledges that with respect to this Agreement neither Seller nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, furnished or made available to Watsco and its representatives except as expressly set forth in this Agreement (which includes the Disclosure Schedule), and neither Seller nor any other Person shall be subject to any liability or indemnification obligation to Watsco or any other Person resulting from the making available or failure to make available to Watsco or Watsco’s use of such information, or any information, documents or material made available to Watsco in the due diligence materials provided to Watsco, including management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement, and the Ancillary Agreements.

(b) Watsco acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Seller is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Seller arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Watsco’s rights against Seller arising out of any other representation and warranty made herein by Seller.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF WATSCO CANADA TO SELLER

Watsco Canada hereby represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets:

7.1	Existence and Qualification

(a) Watsco Canada is a New Brunswick corporation. Watsco Canada is duly organized or formed, validly existing and in good standing under the laws of the province of New Brunswick and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted.

(b) Buyer is an Ontario limited partnership. Buyer is duly organized or formed, validly existing and in good standing under the laws of the province of Ontario and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted. The Buyer has not conducted any business and does not have any assets or liabilities, except, in either case, in connection with the transactions contemplated by this Agreement. The Buyer is, or will be by the Closing Date, registered, licensed or otherwise qualified to carry on business and is in good standing in each of the Provinces of Canada. Except for Seller’s right to acquire the Partnership Interest Consideration pursuant to this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any interest in Buyer. At the Time of Closing, all necessary actions will have been taken by Buyer to issue the Partnership Interest Consideration.

(c) General Partner is a New Brunswick corporation. General Partner is duly organized or formed, validly existing and in good standing under the laws of the province of New Brunswick and has the power to own, manage, lease and hold its properties and assets and to carry on its business as now conducted. General Partner has not conducted any business and does not have any assets or liabilities, except, in either case, in connection with the transactions contemplated by this Agreement or as may be related to its general partnership interest in the Buyer. General Partner is registered, licensed or otherwise qualified to carry on business and is in good standing in each of the Provinces of Canada. The authorized capital of General Partner consists of an unlimited number of common shares, of which one (1) common share has been issued and is outstanding. Except with respect to the issuance of the GP Shares as contemplated in this Agreement, no Person has any written or oral agreement or option or any right or privilege capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any shares or other securities of the General Partner. At the Time of Closing, all necessary actions will have been taken by General Partner to validly issue the GP Shares to Seller as contemplated in this Agreement.

7.2	Authority, Approval and Enforceability

This Agreement has been duly executed and delivered by Watsco Canada, and Watsco Canada has, and any Subsidiary of Watsco Canada to become a party to any Ancillary Agreement will have at the Closing, all requisite corporate or comparable power and legal capacity to execute and deliver this Agreement or each Ancillary Agreement to be executed and delivered by it, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and perform its obligations hereunder and under the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by Watsco Canada or any of its Subsidiaries in connection with the transactions provided for hereby and thereby, the consummation of the transactions contemplated hereby and by the Ancillary Agreements, and the performance of their respective obligations hereunder and under the Ancillary Agreements have been, or in the case of the Ancillary Agreements, will be by the Closing, duly and validly authorized by all necessary corporate or comparable action on the part of Watsco Canada or such Subsidiary, as applicable. This Agreement and each Ancillary Agreement to which Watsco Canada or any of its Subsidiaries is (or will become) a party constitutes, or in the case of the Ancillary Agreements, will constitute at the Closing, the legal, valid and binding obligation of Watsco Canada or such Subsidiary, as applicable, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, Legal Requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

7.3	No Defaults or Consents

The execution and delivery of this Agreement or each Ancillary Agreement by Watsco Canada or any of its Subsidiaries and the performance by Watsco Canada or such Subsidiaries of its or their obligations hereunder or thereunder will not violate in any material respect any provision of Watsco Canada’s or such Subsidiaries’ organizational documents or any Legal Requirement or any judgment, award or decree or any indenture, agreement or other instrument to which Watsco Canada or such Subsidiaries are a party, or by which the properties or assets of Watsco Canada or such Subsidiaries are bound or affected, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, agreement, or other instrument.

7.4	Consents and Approvals

The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Watsco Canada as contemplated by this Agreement or any of the Ancillary Agreements do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing, or notification, the failure of which to be obtained, performed or made would not materially impair or delay the ability of Watsco Canada or any of its Subsidiaries to consummate the transactions contemplated by, or perform its or their obligations under, this Agreement or any of the Ancillary Agreements.

7.5	No Additional Representations

(a) Watsco Canada acknowledges that with respect to this Agreement neither Seller nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, furnished or made available to Watsco Canada and its representatives except as expressly set forth in this Agreement (which includes the Disclosure Schedule), and neither Seller nor any other Person shall be subject to any liability or indemnification obligation to Watsco Canada or any other Person resulting from the making available or failure to make available to Watsco Canada or Watsco Canada’s use of such information, or any information, documents or material made available to Watsco Canada in the due diligence materials provided to Watsco Canada, including management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement, and the Ancillary Agreements.

(b) Watsco Canada acknowledges that, to the extent it had any Knowledge that any representation and warranty made herein by Seller is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Seller arising out of breach of that representation and warranty. Nothing herein shall be deemed to limit or waive Watsco Canada’s rights against Seller arising out of any other representation and warranty made herein by Seller.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Employees

(a) Section 8.1 of the Disclosure Schedule contains a complete and accurate list of the Employees (identified by employee identification number) specifying the length of hire, title or classification for each such Employee as at the date hereof. On March 15, 2012 (or such other date as Seller and Buyer may agree in writing), Seller agrees to provide Buyer with an up-to-date list of the names of the Employees who are primarily employed in the Purchased Business, including employees absent on such date due to lay-off, vacation, illness, short-term disability, or other leave of absence, but excluding Employees absent on the Closing Date due to long-term disability (the “Offered Employees”). Buyer agrees that it shall offer employment to all Offered Employees on March 30, 2012 (or such other date as Seller and Buyer may agree in writing), effective as at the Time of Closing, on substantially the same terms and conditions of employment, as a whole, that are applicable to them as at the Time of Closing (such offer to acknowledge that accumulated service of such Offered Employees with Seller will be recognized by Buyer), and Seller agrees that it shall terminate the employment of all Offered Employees effective as at the Time of Closing, in conjunction with Buyer making offers of employment. No later than March 26, 2012 (or such other date as Seller and Buyer may agree in writing), Buyer shall provide Seller with the form of offer of employment for all Offered Employees for Seller’s review and comment, and Seller shall provide Buyer with the form of termination letter for all Offered Employees for Buyer’s review and comment. No Employee shall be entitled to any rights under this Section 8.1(a) or under any other provision of this Agreement.

(b) Seller shall employ all of the Employees until the Time of Closing except for any employees who prior to the Time of Closing: (i) are terminated for cause; (ii) are terminated with Buyer’s consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire. None of the Parties shall attempt in any way to discourage any of the Employees from accepting any offer of employment to be made by Buyer.

8.2	Employee Plans

Without in any way limiting Section 11.1(a)(iii), Buyer shall not assume any liability for accrued benefits under any of the Employee Plans other than liabilities for incentive compensation or commission payments that are accrued for on the Final Statement on Working Capital. Buyer agrees that it will establish replacement plans (the “Replacement Plans”) for those Offered Employees who accept the offers of employment to be made by Buyer pursuant to Section 8.1 (the “Transferred Employees”) in respect of their employment by Buyer from and after the Time of Closing. Buyer will, in good faith, consider, in consultation with Seller, providing a registered defined contribution pension plan as one of the Replacement Plans for the benefit of the Transferred Employees. Notwithstanding any other provision of this Agreement, Buyer shall not be obligated to establish or maintain a defined benefit plan, and it does not intend to do so. For the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Employee Plans and under the Replacement Plans: (a) their period of employment shall include employment with both Seller and Buyer and shall be deemed not to have been interrupted at the Time of Closing; and (b) their period of membership shall include membership in both the Employee Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Time of Closing; provided that no Transferred Employee shall be entitled to benefits under any disability plan sponsored by Buyer in respect of any condition existing at or event occurring prior to the Time of Closing. The Transferred Employees shall begin to accrue benefits under the Replacement Plans as of the Time of Closing in respect of their employment by Buyer. Buyer shall use commercially reasonable efforts to ensure that any waiting period, accrued or accruing qualifying period, pre-existing condition or other restriction under any of the Replacement Plans that would prevent immediate and full participation of any Transferred Employees or covered dependent thereof under such Replacement Plans as at Closing, are waived. Buyer shall use commercially reasonable efforts to ensure that any out-of-pocket expenses paid by any Transferred Employee under any of the Seller’s Plans will be recognized under the Replacement Plans. Buyer agrees to obtain the required approvals of the applicable federal and provincial regulatory authorities in connection with the establishment and registration of the Replacement Plans and Seller agrees to cooperate and assist Buyer in so doing, to the extent required.

8.3	Limited Partnership Agreement

On the Closing Date, Seller and Watsco Canada shall enter into, and shall cause their respective Affiliates to cause the General Partner to enter into, an amended and restated limited partnership agreement governing the affairs of Buyer (the “Limited Partnership Agreement”) in a form that is substantially similar to the form attached as Exhibit A with such amendments to Section 15.4 of Exhibit A as provided in the notes to that Section.

8.4	Shareholders’ Agreement

On the Closing Date, Watsco and Seller shall, or shall cause their respective Affiliates to, and shall cause their respective Affiliates to cause the General Partner to, enter into a shareholders’ agreement governing the affairs of the General Partner (the “Shareholders’ Agreement”) in a form that is substantially similar to the form attached as Exhibit B.

8.5	Subscription Agreement

On the date hereof, Watsco and Seller shall enter into a subscription agreement (the “Subscription Agreement”) in a form that is substantially similar to the form attached as Exhibit C.

8.6	RLCS Distributor Agreement

On the Closing Date, Buyer shall, and Seller shall cause Carrier to, enter into a distributor agreement (the “RLCS Distributor Agreement”) which RLCS Distributor Agreement shall be based on, and contain terms and conditions substantially similar to those contained in the existing distributor agreements between Carrier and each of CE, Carrier Enterprise Northeast, LLC, Carrier Enterprise México, S. de R.L. de C.V. and Carrier InterAmerica Corporation, mutatis mutandis, except for geographic coverage thereof and the products included therein.

8.7	Purchased Business Transition Services

On the Closing Date, Buyer and Seller shall enter into a transition services agreement (“Transition Services Agreement”) relating to the Purchased Assets and the Assumed Liabilities, on terms mutually acceptable to Seller and Buyer.

8.8	Trade Name Agreement and Domain Name Agreement

(a) On the Closing Date, Buyer shall, and Buyer and Seller shall cause their Affiliates to cause and General Partner to, and Seller shall cause Carrier to, enter into a trade name agreement (the “Trade Name Agreement”), which Trade Name Agreement shall be based on, and contain terms and conditions similar to those contained in, the Trade Name Agreement between Carrier and CE dated as of July 1, 2009, mutatis mutandis.

(b) On the Closing Date, Buyer shall, and Seller shall cause Carrier to, enter into a domain name agreement (the “Domain Name Agreement”) which Domain Name Agreement shall be based on, and contain terms and conditions similar to those contained in, the Domain Name Agreement between Carrier and Carrier Enterprise Northeast, LLC dated as of April 30, 2011, mutatis mutandis.

8.9	Management and Back Office Agreement

On the Closing Date, Buyer shall, and Seller shall cause CE to, enter into a Management and Back Office Agreement on terms mutually acceptable to Seller and Buyer (the “Management and Back Office Agreement”).

8.10	Commercial Applied Equipment Distribution

On the Closing Date, Buyer shall, and Seller shall cause Carrier to, enter into a distribution agreement with respect to the Commercial Applied Equipment Business on terms mutually acceptable to Seller and Buyer (the “Commercial Applied Equipment Distribution Agreement”).

8.11	Schedule Updates

After the date of this Agreement, Seller may (but is not required to) deliver to Watsco and Buyer a supplement (a “Supplement”) to the Disclosure Schedule. The rights and obligations of the Parties with respect to any Supplement will be as follows:

(a)	matters set forth in any Supplement shall not be given effect for purposes of determining whether the conditions set forth in Sections 12.2(a) and Section 12.2(b) have been satisfied; and

(b)	nothing in this Section 8.11 will imply that Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date (and as of the Time of Closing).

8.12	Access to Information

Subject to applicable Legal Requirements, Seller shall:

(a)	from the date of this Agreement until the Closing Date, provide to Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, to officers, employees, agents, properties, offices and other facilities of the Purchased Business and to the books and records thereof; and

(b)	from the date of this Agreement until the Closing Date, furnish to Buyer such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Purchased Business as Buyer or its representatives may reasonably request in connection with the consummation of the transactions contemplated hereby and the performance of Buyer’s obligations hereunder;

provided, that Buyer shall not unreasonably interfere with the conduct of the Purchased Business; and provided, further, that the furnishing of such documents or information shall not violate confidentiality obligations to a client or jeopardize the attorney-client privilege of Seller or its Affiliates (in which case the Parties will use their commercially reasonable efforts to institute appropriate substitute disclosure arrangements, to the extent practical in the circumstances). Buyer will hold any such information which is non-public in confidence in accordance with Section 8.13.

8.13	Confidentiality

Prior to the Closing Date and after any termination of this Agreement, each Party (the “Non-Disclosing Party”) will, and will cause its Affiliates to, hold, and will use its best efforts to cause its and its Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all confidential documents and information concerning any other Party (the “Disclosing Party”) or any of its Affiliates furnished to the Non-Disclosing Party or its Affiliates in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the Non-Disclosing Party, (ii) in the public domain through no fault of the Non-Disclosing Party, or (iii) later lawfully acquired by the Non-Disclosing Party from sources other than the Disclosing Party or any of its Affiliates; provided, that the Non-Disclosing Party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements and Buyer’s and Watsco’s lenders to the extent necessary for any refinancing of or waiver under their credit facilities so long as such Persons are informed by the Non-Disclosing Party of the confidential nature of such information and are directed by the Non-Disclosing Party to treat such information confidentially. The Non-Disclosing Party shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, the Non-Disclosing Party will, and will cause its Affiliates to, and will use its best efforts to cause its and its Affiliates’ officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Disclosing Party, upon request, all documents and other materials, and all copies thereof, obtained by the Non-Disclosing Party or its Affiliates or on their behalf from the Disclosing Party or any of its Subsidiaries in connection with this Agreement or any of the Ancillary Agreements that are subject to such confidence. For certainty, the terms and conditions of this Agreement and each of the Ancillary Agreements shall be deemed to be confidential information of each Party and any disclosure thereof shall be subject to the terms and conditions of this Section 8.13.

8.14	Further Action

(a)	Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with each other and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including using their commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with Seller, Buyer or Watsco (or its Subsidiaries) as are necessary for the consummation of such transactions and to fulfill the conditions to the Closing. Without limiting the foregoing, each of the Parties shall make promptly its respective filings, and thereafter make any other required submissions, under any applicable Legal Requirements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)	Notwithstanding anything in this Agreement to the contrary, in no event will Seller or Watsco or any of their respective Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Seller or Buyer, as the case may be, could be expected to limit the right of Seller or Buyer to own or operate all or any portion of their respective businesses or assets. With regard to any Governmental Authority, neither Seller nor Buyer (nor their respective Subsidiaries or Affiliates) shall, without the other Party’s prior written consent in such other Party’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action, that could be expected to limit any of such Parties’ freedom of action with respect to, or such other Party’s ability to retain, any of its businesses or assets.

(c)

Subject to applicable Legal Requirements relating to the exchange of information, Seller and Buyer and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult each other on and accept each other’s reasonable comments in connection with, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly inform each other of any oral or written communication (or other correspondence or memoranda) received from, or given to, any Governmental Authority, and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Purchased Business, the Buyer, this Agreement or the Ancillary Agreements. Except as expressly prohibited by any Governmental Authority, Seller and Buyer shall provide the other Party and their respective counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Purchased Business, the Buyer, this Agreement, or the Ancillary Agreements, and to participate in the preparation for such discussion, telephone call or meeting. Notwithstanding anything to the contrary in this Section 8.14(c), (i) materials provided to Seller or Buyer or their respective outside counsel may be redacted to remove references concerning the valuation of the Purchased Business, and (ii) the above provisions of this Section 8.14(c) shall not apply to Tax matters or the filings of either Seller or Buyer (or their respective Affiliates) with the SEC.

(d)	Notwithstanding anything to the contrary in Section 8.14(c), Watsco and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under Section 8.14(c) as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer as the case may be) or its legal counsel. In addition, (i) materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of the Purchased Business, and (ii) the above provisions of this Section 8.14(d) shall not apply to Tax matters or the filings of either Party (or their respective Affiliates) with the SEC.

(e)	If the transfer or assignment of any Purchased Assets requires a Permit, consent, approval, authorization, qualification, or order of a Governmental Authority or another party and such Permit, consent, approval, authorization, qualification, or order has not been obtained by Closing, then Seller shall (i) continue to use commercially reasonable efforts to obtain any Permits, consents, approvals, authorizations, qualifications, or orders of Governmental Authorities and parties to Contracts with Seller necessary for such transfer or assignment until such time as such Permits, consents, approvals, authorizations, qualifications, or orders have been obtained, (ii) hold such Purchased Assets from and after the Closing for the use and benefit, insofar as reasonably possible, of Buyer (at the expense of Buyer), and (iii) take such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Purchased Assets had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Purchased Assets are to inure from and after the Closing to Buyer.

8.15	Physical Inventory

Promptly at or after the Closing, Buyer shall conduct a physical inventory of the Purchased Business as of the Closing Date (the “Closing Inventory”), the results of which shall be used for the purposes of the calculation of the Final Working Capital. The cost of conducting the Closing Inventory shall be borne by Buyer. Watsco, Buyer, Seller, and their respective representatives shall be permitted to observe the taking of the Closing Inventory and will bear the cost of any auditors (or other advisors) they ask to participate in such observations.

8.16	Insurance

From and after the Time of Closing, the Purchased Business shall cease to be insured by Seller or its Affiliates’ insurance policies or by any of their self-insured programs, and shall have no access to, right or interest in, or coverage under any such insurance policies. Buyer shall not seek, assert, or exercise any rights or claims of Buyer with respect to the Purchased Business under or in respect of any past or current insurance policy or self-insurance policy of Seller or its Affiliates. For clarity, this Section 8.16 shall not restrict Buyer’s rights with respect to the Excluded Liabilities. Buyer shall maintain insurance coverage for the Purchased Business that is customary in scope and amount of coverage.

8.17	Publicity

None of the Parties nor their respective Affiliates shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the other Parties hereto, not to be unreasonably withheld or delayed, except as required by applicable Legal Requirements or the applicable rules of any stock exchange or market (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.18	Intercompany Obligations

Except as set forth in Section 8.18 of the Disclosure Schedule, Seller shall take, and cause to be taken, such action as may be necessary so that, as of the Time of Closing, the Assumed Liabilities and the Purchased Assets shall include no intercompany obligations between or among Seller and its Affiliates other than trade payables arising in the ordinary course of business and the corresponding receivables on the books and records of Seller and its Affiliates.

8.19	Dealer Operations Manual Compliance

(a) To the Knowledge of Seller, except as set out in Section 8.19 of the Disclosure Schedule, the standard practices which have a significant impact on earnings of the Purchased Business and were undertaken by the Purchased Business on a regular, routine, customary, and consistent basis in the year 2011 are in compliance with Seller’s Dealer Operations Manual (“DOM”) (each, subject to the following paragraph, a “Compliant Practice”). Application of any Compliant Practice by Buyer following the Closing in a manner fully consistent with the use by the Purchased Business of such Compliant Practice in the year 2011, including scope, application, nature, method, and manner, shall be deemed to constitute compliance with the DOM as in effect on the date of this Agreement as to such Compliant Practice. For clarity, actions which have been taken in the Purchased Business either on an occasional basis or by one or a small number of employees of the Purchased Business which are not widely and openly practiced as standard practices of the Purchased Business are not deemed to be Compliant Practices.

(b) Buyer and Seller acknowledge that the DOM is subject to change from time to time after the date hereof with applicability to Seller distributors generally, including Buyer, and that this Section 8.19 shall not apply to treat any past, current, or future practices as being in compliance with any provisions of the DOM as amended after the date hereof.

8.20	Bulk Sales Act

Buyer waives compliance with the Bulk Sales Act (Ontario) in respect of the transaction contemplated hereby.

8.21	General Partner

Watsco shall take all action necessary to cause the General Partner to make such amendments to the articles and bylaws of the General Partner as are required to satisfy the closing condition set out in Section 12.3(g).

ARTICLE 9

CONDUCT OF BUSINESS PENDING CLOSING

9.1	Conduct of Business Pending the Closing

(a) Conduct of Business. Seller agrees that, between the date of this Agreement and the Time of Closing, except as expressly contemplated by this Agreement or as set forth in Section 9.1(a) of the Disclosure Schedule, unless Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(i)	the business of the Purchased Business shall in all material respects be conducted in the ordinary course of business and in a manner consistent with past practice; and Seller shall maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of business of the Purchased Business;

(ii)	Seller shall use commercially reasonable efforts to keep available the services of the current officers and employees of the Purchased Business and to preserve the current relationships of the Purchased Business with customers, suppliers and other Persons with which the Purchased Business has significant business relations;

(iii)	Seller shall not amend any of its organizational documents in a manner that would reasonably be expected to adversely impact the consummation of the transactions contemplated by this Agreement; and

(iv)	Seller shall not enter into any agreement that would purport to limit the freedom of Seller to compete freely with respect to the Purchased Business (other than this Agreement and the Ancillary Agreements).

9.2	Advice of Changes

Each Party to this Agreement shall promptly advise the other Parties orally and in writing of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement, if such failure to remain true and accurate, or such failure to so comply or satisfy, would reasonably be expected to result in the failure of any of the conditions set forth in Sections 12.2(a), 12.2(b), 12.3(a) or 12.3(b) to be satisfied; provided, however, that any non-compliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article 12 or give rise to any right of termination under Article 13 unless the underlying breach shall independently constitute such a failure or give rise to such a right.

ARTICLE 10

POST-CLOSING OBLIGATIONS

10.1	Further Assurances

Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement, including assigning or transferring to Buyer any Purchased Asset or Assumed Liability contemplated hereby to be assigned or transferred prior to or at the Closing which was not so assigned or transferred prior to or at the Closing. Seller and Buyer shall, and each shall cause its Affiliates, employees, consultants and agents to, take all reasonable actions necessary, or reasonably requested by any other Party, to facilitate the orderly transition of the management of the Purchased Business and the maintenance of all relationships in connection therewith.

10.2	Restrictions on Transfer

Seller understands that the limited partner interests of Buyer, when delivered by Buyer in accordance with this Agreement, will not have been qualified by a prospectus under the US or Canadian securities legislation and, accordingly, cannot be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by Seller unless a registration statement or prospectus is filed in respect of such limited partner interests or, in the opinion of counsel satisfactory to Buyer, such sale, transfer, pledge, hypothecation, assignment or disposition is exempt from such registration or prospectus requirements. Further, each of Seller and Buyer acknowledges that the limited partner interests in Buyer will be subject to the transfer restrictions to be set forth in the Limited Partnership Agreement.

10.3	Applied Option.

(a)	In the event that at any time after the second (2nd) anniversary of the Closing Date either (i) Seller is reasonably and in good faith not satisfied with Buyer’s performance regarding the Commercial Applied Equipment Business, or (ii) the Buyer is reasonably and in good faith not satisfied with the potential for profitability of the Commercial Applied Equipment Business when run pursuant to good business practices and consistent with the requirements of the Commercial Applied Equipment Distribution Agreement, in either such case such dissatisfaction being based on objective criteria, the dissatisfied Party may give the other Party written notice of such dissatisfaction (a “Dissatisfaction Notice”), which notice shall include a description of the basis for such dissatisfaction. In the event that such notice is given, Seller and the Buyer shall discuss in good faith the concerns and potential methods for addressing them.

(b)	If after Buyer and Seller have worked together in good faith for at least six months following a Dissatisfaction Notice either of them remains reasonably and in good faith dissatisfied with the Commercial Applied Equipment Business in the respective manner noted above, then (i) if Seller is the Party that remains dissatisfied, Seller shall have the option to purchase all of Buyer’s right, title, and interest in and to all of the property and assets of Buyer exclusively related to the business and operations of the Commercial Applied Equipment Business, including customer lists and then executory contracts (the “Commercial Applied Equipment Business Assets”), and assume the liabilities that arose solely from operations of the Commercial Applied Equipment Business (the “Commercial Applied Equipment Business Liabilities”) or (ii) if Buyer is the Party that remains dissatisfied, Buyer shall have the option to sell to Seller the Commercial Applied Equipment Business Assets and to assign to Seller the Commercial Applied Equipment Business Liabilities, in each case, on the terms set forth in this Section 10.3, with such purchase and sale being made on a cash-free and debt-free basis (the “Applied Option”). With respect to the decision by the General Partner as to whether the Buyer should exercise the Applied Option, Seller or its Affiliates hereby agrees to vote on or consent to such action of the General Partner, in its capacity as general partner of the Buyer, in the same manner as Watsco or its Affiliates votes or consents to such action, notwithstanding any provision of the Limited Partnership Agreement or Shareholders’ Agreement to the contrary. In the event that Seller decides to exercise the Applied Option, Watsco or its Affiliates hereby agrees to vote on or consent to such action of the General Partner, in its capacity as general partner of the Buyer as is required to comply with the Applied Option, in the same manner as Seller or its Affiliates votes or consents to such action, notwithstanding any provision of the Limited Partnership Agreement or the Shareholders’ Agreement.

(c)	In the event that Buyer or Seller desires to exercise the Applied Option, such Party may do so by giving written notice thereof (the “Applied Option Exercise Notice”) to the other of them during the period commencing on the date that is six months after the receipt of the Dissatisfaction Notice (or at a later date upon which Buyer and Seller agree in writing) and will end three months thereafter. Once the Applied Option Exercise Notice is given, the exercise of the Applied Option shall be irrevocable, unless mutually agreed by Buyer and Seller.

(d)	If the Applied Option is exercised, the aggregate purchase price for the Commercial Applied Equipment Business shall be equal to the amount that is nine times the average of the earnings of the Commercial Applied Equipment Business before interest and taxes for the two full fiscal years immediately preceding the Applied Option Closing Date (as defined below) (the “Applied Option Exercise Price”). For clarity, the exercise of the Applied Option by either Buyer or Seller shall not change the percentage of partnership interest in the Buyer of any partner of the Buyer.

(e)	If the Applied Option is exercised:

(i)	Buyer and Seller will agree in good faith to the detailed terms and conditions applicable to the Applied Option, which terms and conditions will be based on and substantially similar to the terms and conditions of the transactions contemplated by this Agreement, mutatis mutandis.

(ii)	The closing of the transactions contemplated by the Applied Option (the “Applied Option Closing”) will take place at the executive offices of the Buyer, or at another place agreed upon by Buyer and Seller, on a mutually agreed date not later than the March 31 in the calendar year next following the year in which the Applied Option Exercise Notice is given (the “Applied Option Closing Date”). The Parties shall act in good faith to cause the Applied Option Closing to occur on such date as set forth in the preceding sentence; provided, that the Parties acknowledge that the Applied Option Closing may be postponed due to delays in the receipt of any consent, approval, authorization or permit of, or action by any Governmental Authority required for completion of the transactions contemplated by the Applied Option; provided, further that such delay shall not have been caused by, nor be due to the lack of diligence by, the Party requesting such delay. In any such case, the Applied Option Closing Date shall occur on the fifth business day following the date on which the last such consent, approval, authorization, permit or action is obtained.

(iii)	On the Applied Option Closing Date, (A) Seller shall deliver to the Buyer the Applied Option Exercise Price in cash, by wire transfer of immediately available funds, and (B) Seller and the Buyer shall execute and deliver such instruments as are necessary or appropriate in order (1) to convey to Seller good title to the Commercial Applied Equipment Business Assets and (2) for Seller to assume the Commercial Applied Equipment Business Liabilities, as contemplated herein.

(iv)	The Commercial Applied Equipment Distribution Agreement will be terminated effective as of the Applied Option Closing Date; the consent of the Buyer to such termination in such instance is hereby given.

(v)	All Transferred Employees employed primarily in the Commercial Applied Equipment Business as of the Applied Option Closing Date, and, at Seller’s option, those Transferred Employees transferred by Buyer to other operations within Buyer or to any of its Affiliates within six months prior to the date of the Dissatisfaction Notice, will be transferred to Seller as of the Applied Option Closing Date.

(vi)	From the time that an Applied Option Exercise Notice is given until the Applied Option Closing Date, Buyer shall continue to operate the Commercial Applied Equipment Business in all material respects consistent with past practice.

ARTICLE 11

INDEMNIFICATION

11.1	Post-Closing Indemnity by Seller

(a)	Subject to the provisions of Section 11.2, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers and employees (each a “Buyer Claiming Party,” and collectively, the “Buyer Claiming Parties”) from and against any and all Damages incurred by such Buyer Claiming Parties arising out of, resulting from or related to:

(i)	the failure of any representation or warranty of Seller contained in Article 3 to be true and correct;

(ii)	the failure by Seller to perform or satisfy any of the covenants and agreements made by Seller in this Agreement; and

(iii)	any Excluded Liability.

(b)	Subject to the provisions of Section 11.2, from and after the Closing, Seller shall indemnify and hold harmless Watsco and, for Third Party Claims only, Watsco, Watsco’s Affiliates (excluding the Buyer) and their respective directors, officers and employees (each a “Watsco Claiming Party,” and collectively, the “Watsco Claiming Parties”) from and against any and all Damages incurred by such Watsco Claiming Parties arising out of, resulting from or related to the failure of any representation or warranty of Seller contained in Article 4 to be true and correct.

11.2	Limitations on Amount of Indemnity by Seller

Other than with respect to the failure of the representations and warranties contained in Section 3.6(e) to be true and correct:

(a)	Seller shall have no liability under Section 11.1(a)(i) until the amount of Damages theretofore indemnifiable by Seller but for this sentence exceeds an aggregate amount equal to $4,200,000; in which case Buyer Claiming Parties shall be entitled to indemnification of Damages covered by Section 11.1(a)(i) only to the extent of such excess;

(b)	Seller’s aggregate liability under Section 11.1(a)(i) shall in no event exceed $140,725,000;

(c)	notwithstanding anything herein to the contrary, Seller shall have no obligation to indemnify for (i) any Damages that were reflected as a liability in the calculations of the Final Statement on Working Capital, or (ii) any breach of the representation and warranties contained in Sections 3.5, 3.15 or 3.18;

(d)	the obligation of Seller to indemnify (i) under Section 11.1(a)(i) or Section 11.1(b) for any breach of any of the representations or warranties made by Seller in Article 3 or Article 4, respectively, of this Agreement, shall terminate upon the expiry of such representations and warranties pursuant to Section 11.10, and (ii) under Sections 11.1(a)(ii) or 11.1(a)(iii) shall terminate upon the expiration of the statute of limitations in respect of claims related thereto, except, in all cases, as to matters as to which any Buyer Claiming Party or any Watsco Claiming Party, as applicable, has provided written notice of a claim for indemnification in accordance with Section 11.7 or 11.8, as applicable, on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until a final adjudication or resolution of such claim for indemnification; and

(e)	for the avoidance of doubt, Seller shall have no obligation to indemnify Watsco, Watsco Canada or any of their respective Affiliates (other than the Buyer) for the failure of any representation or warranty of Seller contained in Article 3 to be true and correct.

11.3	Post-Closing Indemnity by Watsco

From and after the Closing, Watsco shall indemnify and hold harmless Seller and its directors, officers and employees (each, a “Seller Claiming Party”, and collectively, the “Seller Claiming Parties”) from and against any and all Damages incurred by such Seller Claiming Parties arising out of, resulting from or related to:

(a)	the failure of any representation or warranty of Watsco contained in Article 6 to be true and correct; and

(b)	the failure by Watsco to perform or satisfy any of the covenants and agreements made by Watsco in this Agreement.

11.4	Post-Closing Indemnity by Watsco Canada

From and after the Closing, Watsco Canada shall indemnify and hold harmless the Seller Claiming Parties from and against any and all Damages incurred by such Seller Claiming Parties arising out of, resulting from or related to:

(a)	the failure of any representation or warranty of Watsco Canada contained in Article 7 to be true and correct; and

(b)	the failure by Watsco Canada to perform or satisfy any of the covenants and agreements made by Watsco Canada in this Agreement.

11.5	Post-Closing Indemnity by Buyer

(a) From and after the Closing, Buyer shall indemnify and hold harmless the Seller Claiming Parties from and against any and all Damages incurred by such Seller Claiming Parties arising out of, resulting from or related to:

(i)	the failure of any representation or warranty of Buyer contained in Article 5 to be true and correct;

(ii)	the failure by Buyer to perform or satisfy any of the covenants and agreements made by Buyer in this Agreement; and

(iii)	any Assumed Liabilities.

(b) The obligation of Buyer to indemnify: (i) under Section 11.5(a)(i) for a breach of any of the representations or warranties made by Buyer in Article 5 shall terminate upon the expiry of such representations and warranties pursuant to Section 11.10, and (ii) under Sections 11.5(a)(ii) and 11.5(a)(iii) shall terminate upon the expiration of the statute of limitations in respect of claims related thereto, except, in all cases, as to matters as to which any Seller Claiming Party has provided written notice of a claim for indemnification in accordance with Section 11.7 or 11.8, as applicable, on or prior to such date, in which case the right to indemnification with respect thereto shall survive such period until a final adjudication or resolution of such claim for indemnification.

11.6	Other Indemnification Provisions

(a) Notwithstanding anything to the contrary contained in this Article 11, no Party shall be liable for and each Party agrees not to assert any claims for any indirect, consequential, special, exemplary or punitive damages, or any damages pursuant to any theory of loss based on a multiple of any type of earnings, revenue or related measures, related to or arising in connection with any matter which is the subject of this Article 11.

(b) In no event shall any Claiming Party recover more than once for any Damages, regardless of whether alternative theories of recovery exist under this Agreement or applicable Legal Requirements.

(c) This Article 11 sets forth the Parties’ exclusive remedy for any damages, liabilities, obligations, penalties, fines, judgments, claims, losses, costs and expenses that may result from the breach of any of the representations or warranties contained in this Agreement or any other matter which is the subject of this Article 11, except for damages, liabilities, obligations, penalties, fines, judgments, claims, losses, costs and expenses resulting from fraud or wilful misconduct of an Indemnifying Party or its Affiliates.

(d) Notwithstanding anything to the contrary contained in this Article 11, no claim for indemnity shall be made after the Closing by any Claiming Party for a breach of a particular representation, warranty or covenant if such breach arises out of or is related to matters within the Knowledge of such Claiming Party or any of its Affiliates at the Closing.

(e) If any Claiming Party receives any amounts in respect of Damages previously paid by the Indemnifying Party or obtains any judgment or award in any litigation relating to any liability of such Indemnifying Party which was previously paid by such Indemnifying Party, the Claiming Party shall distribute such amounts received to the Indemnifying Party.

(f) Insurance. Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds received by Buyer (to the extent of the Claiming Party’s interest in Buyer) or the Claiming Party.

(g) Obligation to Mitigate. No Claim may be asserted nor proceeding commenced against any Indemnifying Party pursuant to Section 11.1, 11.3, 11.4 or 11.5 to the extent that the Indemnifying Parties establish that (i) the Claiming Party had a reasonable opportunity, but failed, in good faith to mitigate the Damage, or (ii) such Damage arises from or was caused by actions taken or failed to be taken by the Claiming Party after the Closing.

11.7	Indemnification Procedures

In the event any Buyer Claiming Party, Seller Claiming Party or Watsco Claiming Party (the “Claiming Party”) should have a claim under this Article 11 (a “Claim”) against any indemnifying Party (the “Indemnifying Party”) that does not involve a Claim being asserted against or sought to be collected from such Claiming Party by a third party, the Claiming Party shall deliver prompt written notice of such Claim as to which the Claiming Party proposes to demand indemnification hereunder, within 20 days after learning of such Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Claim (the “Party Claim Notice”). Such Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Claiming Party. The failure or delay by any Claiming Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Claiming Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure or delay. The Indemnifying Party must provide written notice to the Claiming Party that it is disputing the claim for indemnification against it (the “Party Indemnification Notice”). If the Indemnifying Party does not provide the Claiming Party with the Party Indemnification Notice within 60 Business Days following its receipt of the Party Claim Notice that the Indemnifying Party disputes its liability to the Claiming Party, such Claims specified by the Claiming Party in such notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such liability to the Claiming Party on demand or, in the case of any notice in which the amount of the Claims (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

11.8	Procedures for Third-Party Claims

The following procedures shall apply to all matters or circumstances that may result in Damages by reason of a Claim brought by a third party against the Claiming Party, including a Claim that may be asserted by a Governmental Authority, (a “Third Party Claim”, provided that the term “Third Party Claim” shall include a Claim that may be asserted by an employee of a Party, Buyer or their respective Affiliates).

(a)	Notice. The Claiming Party shall give the Indemnifying Party prompt written notice of any Third Party Claim as to which the Claiming Party proposes to demand indemnification hereunder, within 20 days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim (the “Third Party Claim Notice”). The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Claiming Party. The right to indemnification hereunder will not be affected by any failure of a Claiming Party to give such notice (or delay by any Claiming Party in giving such notice) unless (and then only to the extent that) the rights and remedies of the Indemnifying Party have been actually prejudiced as a result of the failure to give, or the delay in giving, such notice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim, or (ii) disputing the claim for indemnification against it (the “Third Party Indemnification Notice”). If the Indemnifying Party does not provide the Claiming Party with the Third Party Indemnification Notice within 60 Business Days following its receipt of the Third Party Claim Notice that the Indemnifying Party disputes its liability to the Claiming Party, such Claims specified by the Claiming Party in such notice shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such liability to the Claiming Party on demand or, in the case of any notice in which the amount of the Claims (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

(b)	Control of Third-Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall be the Person entitled to control the defense of such

Third Party Claim (the “Controlling Party”) and shall: (i) retain counsel of its own choosing, which counsel shall be reasonably acceptable to the Claiming Party, and (ii) control and direct the defense of any such Third Party Claim, including the development and implementation of legal strategy for such Third Party Claim, subject to Section 11.8(c).

(c)	Settlements. No Party shall have any liability for any settlement or compromise effected without its consent, which consent shall not be unreasonably withheld or delayed. No Controlling Party may effect any settlement or compromise unless the Claiming Party has no liability or obligation in connection therewith which is not fully satisfied by the Controlling Party.

(d)	Conflicts of Interest. The Claiming Party in respect of any Claim shall be entitled to engage separate counsel of its choice to participate in the defense of such Claim; provided that, except as set forth in the remainder of this Section 11.8(d), the fees and expenses of such separate counsel shall be borne solely by the Claiming Party and shall not be subject to reimbursement by the Indemnifying Party; and provided, further, that this sentence shall not affect, in any respect, the control of such Claim as provided in Section 11.8(b). Notwithstanding the foregoing, if the defendants in a Claim include both a Claiming Party and the Indemnifying Party, and counsel to the Claiming Party (or, if the Claiming Party is the Controlling Party, counsel to the Indemnifying Party) shall have reasonably concluded that joint representation would be inappropriate due to potential or actual conflicts of interest between the Controlling Party, the Indemnifying Party, and the Claiming Party, the Claiming Party shall have the right to retain a single firm of separate counsel reasonably acceptable to the Controlling Party (and, if the Claiming Party is the Controlling Party, the Indemnifying Party) (each of which consents shall be timely sought and shall not be unreasonably withheld or delayed) to participate in the defense of that Claim on behalf of such Claiming Party and at the expense of the Indemnifying Party.

(e)	Status. The Controlling Party shall at the request of the Claiming Party from time to time notify the Claiming Party regarding the status, including any significant developments, with respect to Third Party Claims the defense of which is being conducted by the Controlling Party on behalf of a Claiming Party (or the Indemnifying Party, as the case may be).

(f)	Defense of Claims against Officers and Directors. Notwithstanding any provision to the contrary regarding the rights of an Indemnifying Party to be the Controlling Party with respect to Third Party Claims, to the extent that any executive officer or director of a Party is named as a defendant in a Third Party Claim under circumstances in which such individual is a Claiming Party, that individual nevertheless may, at its sole discretion, conduct its own defense or elect to transfer the defense to the Indemnifying Party, in either situation with the cost of the defense to be borne by the Indemnifying Party.

11.9	Mutual Assistance

The Indemnifying Party and the Claiming Party shall reasonably cooperate with each other in the defense of any Claim subject to indemnity pursuant to this Article 11. Without limiting the foregoing, after the Closing, Seller agrees that it will, and that it will cause its controlled Affiliates to, and Buyer agrees that it will, and that it will cause its controlled Affiliates to, cooperate with each of the Parties and their respective Subsidiaries, generally seek to avoid the imposition of regulatory sanctions on the Parties, to the extent reasonable under the circumstances, and furnish to each of them access to such employees and other Persons under their control, and such information, documents, records, evidence, testimony and other assistance as any of them may reasonably request, in connection with any actions, proceedings, arrangements or disputes of any nature that reasonably relate to matters that occurred prior to the Closing and in which any of them, as the case may be, was involved or for which such Person has records, information or knowledge. The reasonable expenses incurred by any Person in complying with any request for cooperation pursuant to this Section 11.9 shall be borne by the Indemnifying Party or other Person requesting such cooperation; provided, however, that such expenses shall not include incidental time incurred by employees of any Party responding to such a request for cooperation.

11.10	Survival of Covenants, Representations and Warranties

The representations and warranties set forth in Sections 3.1, 3.2, 4.1, 4.2, 5.1, 5.2, 6.1, 6.2, 7.1 and 7.2 shall survive the Closing until the expiration of the statute of limitation in respect of claims related thereto; provided, that representations and warranties of Seller set forth in Article 3 shall survive the Closing solely for the benefit of Buyer. Notwithstanding anything herein to the contrary, the representations and warranties set forth in Sections 3.5, 3.15 and 3.18, shall not survive the Closing. The representations and warranties set forth in the remainder of Article 3, Article 4, Article 5, Article 6 and Article 7 shall survive the Closing for a period of twelve (12) months.

11.11	Guarantee.

Watsco hereby guarantees due payment and performance of all of the obligations and liabilities of Watsco Canada under and pursuant to this Agreement.

ARTICLE 12

CONDITIONS TO THE CLOSING

12.1	Conditions to the Obligations of All Parties

The obligations of all Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Time of Closing (other than conditions that by their terms are to be satisfied on the Closing Date), of the following conditions:

(a)	no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree,

executive order, award, temporary restraining order, preliminary or permanent injunction, or other order which is then in effect and has the effect of making the Closing illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by (i) this Agreement, or (ii) the Ancillary Agreements (in the case of clause (ii), such transactions the failure of which to be so consummated would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect);

(b)	unless the Subscription Agreement shall have been terminated in accordance with its terms, each of the conditions to the issuance of the Purchased Shares (as defined in the Subscription Agreement) under the Subscription Agreement shall have been satisfied or waived in accordance with the terms and conditions of the Subscription Agreement; and

(c)	the Parties shall have agreed on the terms and conditions of each of the Ancillary Agreements.

12.2	Conditions to Obligations of Buyer, Watsco and Watsco Canada

The obligations of Buyer, Watsco and Watsco Canada to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Time of Closing (other than conditions that by their terms are to be satisfied on the Closing Date) of the following conditions:

(a)	the representations and warranties of Seller set forth in Article 3 and Article 4 shall be true and correct as of the Time of Closing as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date); provided that the condition in this Section 12.2(a) shall be deemed to have been satisfied even if any representations or warranties of Seller are not so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) unless the failure of such representations and warranties of Seller to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(b)	Seller shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Time of Closing;

(c)	Buyer and Watsco shall have received a certificate of Seller signed by an executive officer of Seller to evidence satisfaction of the conditions set forth in Sections 12.2(a) and 12.2(b);

(d)	Seller shall have given or obtained the notices, consents and approvals described in Section 12.2(d) of the Disclosure Schedule, in each case in form and substance satisfactory to Buyer, acting reasonably; and

(e)	Seller and each applicable Affiliate of Seller shall have executed and delivered to Buyer, Watsco or Watsco Canada, as applicable, each of the Ancillary Agreements to which such entity is a party.

12.3	Conditions to Obligations of Seller

The obligation of Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Time of Closing (other than conditions that by their terms are to be satisfied on the Closing Date), of the following conditions:

(a)	the representations and warranties of Buyer, Watsco and Watsco Canada set forth in Article 5, Article 6 and Article 7 of this Agreement (respectively) shall be true and correct as of the date of this Agreement and as of the Time of Closing as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date); provided that the condition in this Section 12.3(a) shall be deemed to have been satisfied even if any representations or warranties of Buyer, Watsco or Watsco Canada (other than the representation and warranty provided in Section 6.1(d)) are not so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) unless the failure of such representations and warranties of Buyer, Watsco or Watsco Canada to be so true and correct, individually or in the aggregate, has had or is reasonably likely to materially impair or delay the ability of Seller to consummate the transactions contemplated by, or perform their obligations under, this Agreement or the Ancillary Agreements to which they are parties; and provided for greater certainty that the representation and warranty provided in Section 6.1(d) shall be true and correct as of the Time of Closing;

(b)	Buyer, Watsco Canada and Watsco shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing;

(c)	Seller shall have received a certificate of each of Buyer, Watsco and Watsco Canada signed by the Chief Executive Officer or the Chief Financial Officer of Buyer, Watsco or Watsco Canada, as the case may be, to evidence satisfaction of the conditions set forth in Sections 12.3(a) and 12.3(b);

(d)	each of Buyer, Watsco, Watsco Canada and each applicable Affiliate of Buyer, Watsco or Watsco Canada, as the case may be, shall have executed and delivered to Seller, or any applicable Affiliate of Seller, each of the Ancillary Agreements to which such entity is a party;

(e)	a majority of the “disinterested directors” (as such term is defined in Section 607.0901 of the Florida Business Corporation Act) of Watsco shall have approved the execution, delivery and performance of this Agreement and each of the Ancillary Agreements, and the transactions contemplated by this Agreement and each of the Ancillary Agreements;

(f)	forty (40) common shares in the capital of the General Partner shall have been validly issued or transferred to Carlyle Scroll Holdings, Inc. as fully paid and non-assessable shares (the “GP Shares”); and

(g)	the articles and bylaws of the General Partner shall have been amended such that the articles and bylaws of the General Partner shall comply and be consistent with the terms of the Shareholders’ Agreement.

ARTICLE 13

TERMINATION

13.1	Termination

This Agreement may only be terminated and the Closing contemplated hereby may be abandoned at any time prior to Closing:

(a)	by written consent of all Parties;

(b)	by any Party if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action is or shall have become final and non-appealable; or

(c)	by any Party if the Closing Date shall not have occurred on or before July 2, 2012 and is not otherwise extended by the mutual agreement of the Parties (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 13.1 shall not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)	by Seller if:

(i)	there has been a Watsco Change of Control; or

(ii)

there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer or Watsco contained in Article 5 or Article 6 of this Agreement such that the conditions set forth in Sections 12.3(a) or 12.3(b), would not be satisfied and, in any such case, such breach has not been or cannot be cured within a period of 60 days following the delivery of written notice to Watsco and Buyer of such breach by Seller and has not been waived by Seller; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 13.1(d)(ii) if Seller is then in material breach of any of its covenants or agreements contained in this Agreement.

(e)	by Buyer or Watsco if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in Article 3 of this Agreement such that the conditions set forth in Sections 12.2(a) and 12.2(b) would not be satisfied and, in either such case, such breach has not been or cannot be cured within a period of 60 days following the delivery of written notice to Seller of such breach by Watsco and Buyer and has not been waived by Buyer and Watsco; provided, that Buyer and Watsco shall not have the right to terminate this Agreement pursuant to this Section 13.1(e) if Buyer or Watsco is then in material breach of any of its covenants or agreements contained in this Agreement.

13.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except:

(a)	the terms of this Section 13.2, Section 8.13, and Article 14 shall survive any termination of this Agreement; and

(b)	nothing herein shall relieve any Party from liability for fraud or for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

ARTICLE 14

MISCELLANEOUS

14.1	Costs and Expenses

Except as otherwise provided herein, each of the Parties shall bear its own expenses (including, but not limited to, fees and expenses of counsel, accountants, bankers and other professionals) incurred by it in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, Buyer shall be responsible for and shall pay all transfer, sales, use and other similar non-income Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement, including all such Taxes resulting from the contribution of the Purchased Assets.

14.2	Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Agreement Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

(a)	IF TO BUYER, WATSCO OR WATSCO CANADA:

c/o Watsco, Inc.

2665 South Bayshore Drive,

Suite 901

Coconut Grove, FL 33133

Attn: Barry S. Logan

Senior Vice President

Telecopy No.  (305) 858-4492

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

44th Floor

1 First Canadian Place

Toronto, ON M5X 1B1

Attn: Cameron Rusaw

Telecopy No.  (416) 863-0871

(b)	IF TO SELLER:

c/o Carrier Corporation

One Carrier Place

Farmington, CT 06034-4015

Attn: General Counsel,

General Counsel

Telecopy No.  (860) 674-3246

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

77 King Street West

Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attn: Matthew Hibbert

Telecopy No.  (416) 863-4592

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Agreement Notice given by personal delivery or registered mail shall be effective upon actual receipt. Agreement Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours. All Agreement Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any Party shall not be deemed effective with respect to such Party until such Agreement Notice would, but for this sentence, be effective both as to such Party and as to all other Persons to whom copies are to be given as provided above.

14.3	Dispute Resolution

(a) Initial Dispute Resolution Procedures. Any dispute, claim or controversy (a “Dispute”) related to or arising out of this Agreement (other than with respect to any Dispute involving a Working Capital Adjustment, which is the subject of Section 1.6), including any such Dispute among Buyer and/or Seller and/or Watsco and/or Watsco Canada, shall be subject to the following dispute resolution procedure: first, such Dispute shall be addressed to the President of Buyer, the President of Seller’s CCS Americas division (or equivalent level manager) or Senior Vice President of Watsco, as applicable, for discussion and attempted resolution; second, if any such Dispute cannot be resolved by such individuals within 20 Business Days from the date that the Dispute is submitted to such Persons, then such Dispute shall be immediately referred to the appropriate, respective senior officer of each of Buyer, Seller or Watsco (or equivalent level person), as applicable, for discussion and attempted resolution; third, if any such Dispute cannot be resolved by such officers within 20 Business Days from the date that the Dispute is submitted to such Persons, then such Dispute shall be immediately referred to the respective Chief Executive Officers of each of Buyer, Seller, Watsco or Watsco Canada (or equivalent level person), as applicable for discussion and attempted resolution; and fourth, if any such Dispute cannot be resolved by such Chief Executive Officers within 20 Business Days from the date that the Dispute is submitted to such Persons, then such dispute shall be immediately referred to non-binding mediation as provided in Section 14.3(b) below.

(b) Mediation. Following the initial dispute resolution procedures set forth in Section 14.3(a), the Parties agree to submit any Dispute (other than with respect to any Dispute involving a Working Capital Adjustment, which is the subject of Section 1.6) to mediation before a neutral mediator in Toronto, Ontario who will be requested to conduct informal, nonbinding mediation of the Dispute. Each Party will work with the other to select an acceptable mediator and to work with the mediator to resolve the Dispute. The mediation process shall continue until the Dispute is resolved or until either the mediator makes a finding that there is no possibility of settlement through the mediation or one of the Parties elects not to continue the mediation (“Mediation Termination”).

(c) Litigation. In the event of a Mediation Termination, then such Dispute shall be resolved through legal action or proceeding in the Ontario Superior Court of Justice - Commercial List located in Toronto, Ontario, or, if the subject matter of the dispute is not eligible for the Commercial List then in the Ontario Superior Court of Justice located in Toronto, Ontario and any court of appeal therefrom. Each Party irrevocably submits and attorns to the jurisdiction of such courts located in the Province of Ontario, in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought or defended in such court; and each Party hereby waives any obligation or requirement to post any security of costs. Each Party agrees that service of process on such Party as provided in Section 14.2 shall be deemed effective service of process on such Party. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the Province of Ontario, and each Party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(d) Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction) and the federal laws of Canada applicable in such jurisdiction.

14.4	Entire Agreement; Amendments and Waivers

This Agreement, the Ancillary Agreements together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. For greater certainty, termination of the Subscription Agreement shall be independent of and shall not cause a termination of this Agreement.

14.5	Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party.

14.6	No Third Party Beneficiaries

The Parties agree that the provisions of this Agreement are intended for the benefit of, and are enforceable by, each Party. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the Parties, and their respective permitted successors and assigns, any rights, remedies, claims, benefits or obligations hereunder. Despite the foregoing, each Indemnifying Party acknowledges to each applicable Claiming Party of such Indemnifying Party their direct rights against it under Section 11.1, 11.3, 11.4 or 11.5 as applicable. To the extent required by law to give full effect to these direct rights, each of Watsco and Seller agree and acknowledge that it is acting as agent and/or as trustee of the Buyer Claiming Parties and Seller Claiming Parties, respectively. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any person who is not a party, without notice to or consent of that person, including any Claiming Party.

14.7	Remedies; Specific Performance

The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damages would not be fully compensable by an award of money damages. It is accordingly agreed that the Parties shall be entitled to apply for an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

14.8	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

14.9	Exhibits and Schedules

The Disclosure Schedule, Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement, and (b) the other sections of this Agreement, to the extent that it is reasonably apparent on its face that it also qualifies or applies to such other sections. The inclusion of any information in any Exhibit, Schedule or the Disclosure Schedule, as the case may be, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

14.10	Multiple Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.11	Survival

Except as expressly provided in this Agreement, any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive the Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement.

ARTICLE 15

INTERPRETATION

15.1	Definitions

Capitalized terms used in this Agreement are used as defined in this Article 15 or elsewhere in this Agreement.

Affiliate. The term “Affiliate” shall mean, with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to substantially direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as director or manager, as trustee or executor, by contract or credit arrangement or otherwise.

Agreement Notice. The term “Agreement Notice” has the meaning set forth in Section 14.2.

Ancillary Agreements. The term “Ancillary Agreements” means the Limited Partnership Agreement, the Shareholders’ Agreement, the Subscription Agreement, the RLCS Distributor Agreement, the Transition Services Agreement, the Trade Name Agreement, the Commercial Applied Equipment Distribution Agreement, the Management and Back Office Agreement and the Domain Name Agreement.

Applied Option. The term “Applied Option” has the meaning set forth in Section 10.3.

Applied Option Closing. The term “Applied Option Closing” has the meaning set forth in Section 10.3.

Applied Option Closing Date. The term “Applied Option Closing Date” has the meaning set forth in Section 10.3.

Applied Option Exercise Notice. The term “Applied Option Exercise Notice” has the meaning set forth in Section 10.3.

Applied Option Exercise Price. The term “Applied Option Exercise Price” has the meaning set forth in Section 10.3.

Assumed Liabilities. The term “Assumed Liabilities” has the meaning set forth in Section 1.2.

Balance Sheet. The term “Balance Sheet” has the meaning set forth in Section 3.6(a).

Balance Sheet Date. The term “Balance Sheet Date” has the meaning set forth in Section 3.6(a).

Business Day. The term “Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario, State of Florida or State of Connecticut, on which commercial banks in Toronto, Ontario, Miami, Florida and Farmington, Connecticut are open for business;

Buyer. The term “Buyer” has the meaning set forth in the preamble.

Buyer Claiming Parties. The term “Buyer Claiming Parties” has the meaning set forth in Section 11.1.

Buyer Claiming Party. The term “Buyer Claiming Party” has the meaning set forth in Section 11.1.

Carrier. The term “Carrier” means Carrier Corporation.

Cash Consideration. The term “Cash Consideration” has the meaning set forth in Section 1.3.

CE. The term “CE” means Carrier Enterprise, LLC.

Claim. The term “Claim” has the meaning set forth in Section 11.7.

Claiming Party. The term “Claiming Party” has the meaning set forth in Section 11.7.

Closing. The term “Closing” has the meaning set forth in Section 2.1.

Closing Date. The term “Closing Date” means April 27, 2012 or such other date as the Parties may agree in writing.

Closing Inventory. The term “Closing Inventory” has the meaning set forth in Section 8.15.

Commercial Applied Equipment Business. The term “Commercial Applied Equipment Business” has the meaning set forth in the Recitals.

Commercial Applied Equipment Business Assets. The term “Commercial Applied Equipment Business Assets” has the meaning set forth in Section 10.3.

Commercial Applied Equipment Business Liabilities. The term “Commercial Applied Equipment Business Liabilities” has the meaning set forth in Section 10.3.

Commercial Applied Equipment Distribution Agreement. The term “Commercial Applied Equipment Distribution Agreement” has the meaning set forth in Section 8.10.

Compliant Practice. The term “Compliant Practice” has the meaning set forth in Section 8.19.

Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, indentures, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

Controlling Party. The term “Controlling Party” has the meaning set forth in Section 11.8(b).

Damages. The term “Damages” shall mean any and all actual damages, liabilities, obligations, penalties, fines, judgments, claims and losses, including any loss incurred on a pro rata basis by Seller or Watsco in respect of its respective ownership interest in Buyer resulting from Buyer’s obligation to indemnify any Seller Claiming Party or Buyer Claiming Party, respectively, under this Agreement and, for Third Party Claims only, costs and expenses (including reasonable attorneys’ fees), but Damages shall not include indirect, consequential special, exemplary or punitive damages, or any theory of loss based on a multiple of any type of earnings, revenue or related measures.

Discharge. The term “Discharge” has the meaning set forth in Section 3.15(c).

Disclosing Party. The term “Disclosing Party” has the meaning set forth in Section 8.13.

Disclosure Schedule. The term “Disclosure Schedule” has the meaning set forth in the introduction to Article 3.

Dispute. The term “Dispute” has the meaning set forth in Section 14.3(a).

Dissatisfaction Notice. The term “Dissatisfaction Notice” has the meaning set forth in Section 10.3.

DOM. The term “DOM” has the meaning set forth in Section 8.19.

Domain Name Agreement. The term “Domain Name Agreement” has the meaning set forth in Section 8.8(b).

Employee Plans. The term “Employee Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which Seller is a party or bound or in which the Employees participate or under which Seller has, or will have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect, to any of the Employees or any former Employees of the Purchased Business, excluding Statutory Plans.

Employees. The term “Employees” means each person who is a full time, part time or casual employee or independent contractor or consultant of Seller employed or engaged in the Purchased Business as at the date of this Agreement.

Environmental Laws. The term “Environmental Laws” has the meaning set forth in Section 3.15(c).

ETA. The term “ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time.

Exchange Act. The term “Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Assets. The term “Excluded Assets” has the meaning set forth in Section 1.2.

Excluded Business. The term “Excluded Business” means (i) any products or services of Seller in Canada or elsewhere other than the RLCS Business and the Commercial Applied Equipment Business.

Excluded Liabilities. The term “Excluded Liabilities” has the meaning set forth in Section 1.2.

Final Allocation. The term “Final Allocation” has the meaning set forth in Section 1.7.

Final Statement on Working Capital. The term “Final Statement on Working Capital” has the meaning set forth in Section 1.5(b).

Financial Statements. The term “Financial Statements” has the meaning set forth in Section 3.6(a).

Final Working Capital. The term “Final Working Capital” shall mean the Working Capital as of the Time of Closing, reflecting any adjustment pursuant to Section 1.5

GAAP. The term “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

General Partner. The term “General Partner” has the meaning set forth in the Recitals.

Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including Canada and the United States) and any commonwealth, province, territory, municipality or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, tribunals, ministries or other instrumentalities.

GP Shares. The term “GP Shares” has the meaning set forth in Section 12.3(f).

GST. The term “GST” means all taxes payable under the ETA (including, for greater certainty, the harmonized sales tax) or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect.

Handle. The term “Handle” has the meaning set forth in Section 3.15(c).

Hazardous Substances. The term “Hazardous Substances” has the meaning set forth in Section 3.15(c).

HVAC. The term “HVAC” means heating, ventilating and air conditioning equipment.

Indemnifying Party. The term “Indemnifying Party” has the meaning set forth in Section 11.7.

Intellectual Property. The term “Intellectual Property” has the meaning set forth in Section 3.13.

Knowledge. The term “Knowledge” and words of similar meaning shall mean, in the case of Seller, the actual Knowledge of any of the individuals set forth in Section 15.1(a) of the Disclosure Schedule and in the case of Buyer or Watsco, the actual Knowledge of any of the individuals set forth in Section 15.1(b) of the Disclosure Schedule.

Leased Real Property. The term “Leased Real Property” has the meaning set forth in Section 3.10(b).

Leases. The term “Leases” has the meaning set out in Section 3.10(b).

Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

Licensed Intellectual Property. The term “Licensed Intellectual Property” has the meaning set forth in Section 3.13.

Liens. The term “Liens” has the meaning set forth in Section 3.6(e).

Limited Partnership Agreement. The term “Limited Partnership Agreement” has the meaning set forth in Section 8.3.

Management and Back Office Agreement. The term “Management and Back Office Agreement” has the meaning set forth in Section 8.9.

Material Adverse Effect. The term “Material Adverse Effect” shall mean any event, change, circumstance, effect or state of facts that is materially adverse to the business, operations, financial condition or results of operations of the Purchased Business; provided, that no event, change, circumstance, effect or state of facts shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Material Adverse Effect, to the extent that such event, change, circumstance, effect or state of facts results from, arises out of, or relates to (i) a deterioration in the economy or in the economic conditions generally affecting the industry in which Seller operates or generally affecting the economy or the financial, debt, credit, or securities markets in Canada or elsewhere, (ii) any change in applicable Legal Requirements, GAAP or accounting requirements or principles, (iii) the announcement or the existence of, or compliance with, this Agreement or the announcement of the transactions contemplated by this Agreement or any of the Ancillary Agreements, (iv) the failure of Seller to meet any expected or projected financial or operating performance target with respect to the Purchased Business (provided that the event, change, circumstance, effect or state of facts giving rise to such failure may (except as provided above) be considered in determining whether a Material Adverse Effect has occurred), (v) any action taken or omitted to be taken that (A) is required to be taken or omitted by Seller under this Agreement or (B) is by or at the written request or with the written consent of Buyer (vi) any fees or expenses incurred in connection with the transactions contemplated by this Agreement, (vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, or (viii) the effect of any matter which is specifically disclosed in the Disclosure Schedule.

Mediation Termination. The term “Mediation Termination” has the meaning set forth in Section 14.3(b).

Multi-Employer Plans. The term “Multi-Employer Plans” means Employee Plans to which Seller is required to contribute pursuant to a collective agreement and which are not maintained or administered by Seller or its Affiliates.

Non-Disclosing Party. The term “Non-Disclosing Party” has the meaning set forth in Section 8.13.

Offered Employees. The term “Offered Employees” has the meaning set forth in Section 8.1(a).

Owned Intellectual Property. The term “Owned Intellectual Property” has the meaning set forth in Section 3.13.

Owned Real Property. The term “Owned Real Property” has the meaning set forth in Section 3.10(a).

Parties. The term “Parties has the meaning set forth in the preamble.

Partnership Interest Consideration: The term “Partnership Interest Consideration” has the meaning set forth in Section 1.3.

Party. The term “Party” has the meaning set forth in the preamble.

Party Claim Notice. The term “Party Claim Notice” has the meaning set forth in Section 11.7.

Party Indemnification Notice. The term “Party Indemnification Notice” has the meaning set forth in Section 11.7.

Permits. The term “Permits” shall mean any and all permits, rights, approvals, clearances, licenses, authorizations, legal status, orders under any Legal Requirement or otherwise granted by any Governmental Authority.

Permitted Lien. The term “Permitted Lien” shall mean (a) statutory Liens arising out of operation of applicable Legal Requirements with respect to a liability incurred in the ordinary course of business and which is not due and payable, (b) Liens for Taxes not yet due and payable or which are being actively contested by appropriate proceedings, (c) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations that are incurred and are payable in the ordinary course of business and are not delinquent, (d) in the case of leases of vehicles, rolling stock and other personal property, immaterial Liens; (e) Liens in favor of landlords or lessors under real property leases which do not impair the rights of the respective tenants or lessees under such real property leases, and (f) Liens that are not material in amount and that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Person or the underlying asset subject to the Lien.

Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

Post-Closing Period. The term “Post-Closing Period” has the meaning set forth in Section 1.12.

Pre-Closing Period. The term “Pre-Closing Period” has the meaning set forth in Section 1.12.

Proceedings. The term “Proceedings” has the meaning set forth in Section 3.15(b).

Proposed Allocation. The term “Proposed Allocation” has the meaning set forth in Section 1.7.

Purchase Price. The term “Purchase Price” has the meaning set forth in Section 1.3.

Purchased Assets. The term “Purchased Assets” has the meaning set forth in Section 1.2;

Purchased Business. The term “Purchased Business” means the Canadian distribution business carried on by Seller consisting of the RLCS Business and the Commercial Applied Equipment Business. For clarity, the “Purchased Business” does not include the Excluded Business.

Purchased Business Intellectual Property. The term “Purchased Business Intellectual Property” has the meaning set forth in Section 3.13.

Real Property. The term “Real Property” means the Leased Real Property and the Owned Real Property.

Reconciliation Period. The term “Reconciliation Period” has the meaning set forth in Section 1.6(b).

Reference Working Capital. The term “Reference Working Capital” shall mean an amount equal to $63,500,000.

Registered Intellectual Property. The term “Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

Replacement Plans. The term “Replacement Plans” has the meaning set forth in Section 8.2.

Reports. The term “Reports” has the meaning set forth in Section 1.5(b).

RLCS Business. The term “RLCS Business” has the meaning set forth in the Recitals.

RLCS Distributor Agreement. The term “RLCS Distributor Agreement” has the meaning set forth in Section 8.6.

SEC. The term “SEC” shall mean the United States Securities and Exchange Commission.

Seller. The term “Seller” has the meaning set forth in the preamble.

Seller Claiming Party. The term “Seller Claiming Party” has the meaning set forth in Section 11.3.

Seller Claiming Parties. The term “Seller Claiming Parties” has the meaning set forth in Section 11.3.

Settlement Accountants. The term “Settlement Accountants” has the meaning set forth in Section 1.6(b).

Shareholders’ Agreement. The term “Shareholders’ Agreement” has the meaning set forth in Section 8.4.

Statutory Plans. The term “Statutory Plans” means statutory benefit plans that Seller is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

Straddle Period Property Taxes. The term “Straddle Period Property Taxes” has the meaning set forth in Section 1.12.

Subscription Agreement. The term “Subscription Agreement has the meaning set forth in Section 8.5.

Subsidiary. The term “Subsidiary” shall mean with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and (ii) any other Person, including but not limited to a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person.

Supplement. The term “Supplement” has the meaning set forth in Section 8.11.

Tangible Properties. The term “Tangible Properties” has the meaning set forth in Section 3.14.

Tax. The terms “Tax” and “Taxes” mean all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Legislation, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital gains, goods and services, sales, use, consumption, excise, value-added, business, real /immovable property, personal property, transfer, franchise, withholding, payroll and employee withholding, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions or premiums, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith, and any liability for any of the foregoing as a transferee, successor, guarantor or surety or in a similar capacity under any contract, agreement, commitment or arrangement, written or oral, or by operation of law.

Tax Act. The term “Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended to the date of this Agreement.

Tax Legislation. The term “Tax Legislation” means the Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes imposing a tax, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction.

Tax Return. The term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

Termination Date. The term “Termination Date” has the meaning set forth in Section 13.1(c).

Third Party Claim. The term “Third Party Claim” has the meaning set forth in Section 11.8.

Third Party Claim Notice. The term “Third Party Claim Notice” has the meaning set forth in Section 11.8(a).

Third Party Indemnification Notice. The term “Third Party Indemnification Notice” has the meaning set forth in Section 11.8(a).

Time of Closing. The term “Time of Closing” has the meaning set forth in Section 1.2.

Trade Name Agreement. The term “Trade Name Agreement” has the meaning set forth in Section 8.8(a).

Trade Secrets. The term “Trade Secrets” shall mean information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Transferred Employees. The term “Transferred Employees” has the meaning set forth in Section 8.2.

Transition Services Agreement. The term “Transition Services Agreement” has the meaning set forth in Section 8.7.

Watsco’s Accountants. The term “Watsco’s Accountants” has the meaning set forth in Section 1.6(a).

Watsco Change of Control. The term “Watsco Change of Control” shall mean a transaction or series of transactions (or the entry by Watsco, its stockholders, or any of its Subsidiaries into an agreement to effect such a transaction or series of transactions) with Watsco, its stockholders, or any of its Subsidiaries, on one hand, and any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) on the other hand, with respect to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Watsco or its Subsidiaries in which the shareholders of Watsco immediately prior to such transaction shall own less than fifty percent (50%) of the total voting power of all shares of voting securities of the surviving entity (or its ultimate parent) outstanding immediately after such transaction, (b) any purchase of an equity interest (including by means of a tender or exchange offer) resulting in any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) greater than fifty percent (50%) of the total voting power in Watsco, or (c) any purchase of assets, securities or ownership interests resulting in any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) owning greater than fifty percent (50%) of the consolidated assets of Watsco and its Subsidiaries taken as a whole (including stock of Watsco’s Subsidiaries).

Watsco Report. The term “Watsco Report” has the meaning set forth in Section 1.6(a).

Working Capital. The term “Working Capital” shall mean, as of any date, accounts receivable, prepaid current assets and other current assets (excluding cash and including inventory valued on a ‘first in first out’ basis) included in the Purchased Assets, less accounts payables (including payables due to Seller and its Affiliates), accrued liabilities, deferred revenue, payments in advance of billings and other short term liabilities (excluding (i) any indebtedness, (ii) any accruals for severance, transaction bonus payments, change of control payments, retention payments or similar payments, in each case in this clause (ii), arising out of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (iii) sales, use, property and payroll Taxes) included in the Assumed Liabilities, each as determined in a manner consistent with the preparation of the Balance Sheet.

Working Capital Adjustment. The term “Working Capital Adjustment” has the meaning set forth in Section 1.5(a).

WWG Trademark. The term “WWG Trademark” means the Canadian registered “WWG” trade-mark (Registration Number TMA644171).

15.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean including without limitation;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	all dollar amounts refer to Canadian dollars;

(i)	unless specified as being a Business Day, any reference to day means a calendar day;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

15.3	Time of Essence

Time shall be of the essence of this Agreement.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of the date first written above.

UTC CANADA CORPORATION

By:	/s/ William F. Striebe
	Name:	William F. Striebe
	Title:	Authorized Signatory

WATSCO, INC.

By:	/s/ Barry S. Logan
	Name:	Barry S. Logan
	Title:	Senior Vice President

WATSCO CANADA, INC.

By:	/s/ Barry S. Logan
	Name:	Barry S. Logan
	Title:	President

CARRIER ENTERPRISE CANADA (G.P.), INC. as general partner of CARRIER ENTERPRISE CANADA, L.P.

By:	/s/ Barry S. Logan
	Name:	Barry S. Logan
	Title:	President and Secretary

LIST OF SCHEDULES

Schedule A	–	Purchased Assets

Schedule B	–	Assumed Liabilities

Schedule C	–	Excluded Assets

Schedule D	–	Excluded Liabilities

Disclosure Schedule

LIST OF EXHIBITS

Exhibit A	–	Limited Partnership Agreement

Exhibit B	–	Shareholders Agreement

Exhibit C	–	Subscription Agreement

SCHEDULE A

PURCHASED ASSETS

All of the property and assets, real, personal or mixed, tangible or intangible, of every kind and description, wherever located, exclusively related to the business and operations of the Purchased Business as of the Closing Date, other than the Excluded Assets, including the following, as they exist at the Closing Date:

(a) All those certain lots and pieces of ground, together with the buildings, structures, fixtures and other improvements erected or located thereon, and together with all leaseholds, privileges, rights, easements, hereditaments, appurtenances and related rights and privileges of every nature appurtenant thereto, of the Owned Real Property, including the facility on such Owned Real Property (the “Owned Facility”)

(b) all Leases listed on Section 3.10(b) of the Disclosure Schedule pursuant to which Seller leases the Leased Real Property (the Leased Real Property and the Owned Facility, collectively, the “Facilities”), including all advance payments, rental deposits, utility deposits and prepaid items made by Seller with respect to the Facilities;

(c) all of the equipment, vehicles, furniture, machinery, computers, structures, fixtures and other tangible personal property (other than inventory) that are owned or leased by Seller exclusively related to the Purchased Business, located at the Facilities, including items set forth on Schedule A(c);

(d) all inventory of products intended to be sold in the Purchased Business located at the Facilities, including inventory set forth on Schedule A(d) which has not been sold prior to the Closing Date, and accounts receivable created exclusively from sales of products sold in the Purchased Business;

(e) all Contracts entered into by Seller and outstanding offers to contract, in each case, exclusively in connection with the Purchased Business, including those listed on Schedule A(e) (the “Assumed Contracts”);

(f) all Permits that have been issued to or granted to Seller exclusively to operate the Purchased Business that are legally transferable to the Buyer, and all pending applications for issuance or renewal thereof, including those listed on Schedule A(f) (the “Assumed Permits”); and

(g) all data and records located at the Facilities to the extent used in the operations of the Purchased Business, including client and customer lists and records, referral sources, research and development reports and records, personnel records, distribution reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

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SCHEDULE B

ASSUMED LIABILITIES

All liabilities and obligations of Seller as of the Closing Date which arose solely from the operation of the Purchased Business, other than the Excluded Liabilities, including the following, as they exist at the Closing Date:

(a) trade accounts payable (including those payable to Seller or its Affiliates) related exclusively to the operation of the Purchased Business, including those listed on Schedule B(a) that are outstanding on the Closing Date;

(b) orders of products and services related exclusively to the Purchased Business, including orders placed on Seller or its Affiliates in the ordinary course of business;

(c) liabilities arising under, out of, or relating to the Assumed Contracts (and any liabilities arising under performance bonds related thereto) and the Assumed Permits;

(d) accrued liabilities exclusively related to the operation of the Purchased Business of the nature set forth on the Balance Sheet;

(e) accrued liabilities for incentive and commission payments to Transferred Employees, excluding any such payments earned by Transferred Employees in 2011;

(f) those liabilities expressly identified in this Agreement or in any Ancillary Agreement as being the responsibility of the Buyer; and

(g) any severance or termination payments made or required to be made by Seller to any Offered Employee as a result of the Closing.

B-1

SCHEDULE C

EXCLUDED ASSETS

Assets or properties of any kind or nature, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in the Financial Statements, that are not Purchased Assets. The Buyer acknowledges that Seller owns and operates many substantial businesses and assets directly and through divisions, units, groups, distribution networks, partnerships, joint ventures, subsidiaries, by contract and through other entities and arrangements (collectively, the “Other Seller Businesses”) and that none of the Other Seller Businesses or the assets and properties that relate to the Other Seller Businesses is included in the Purchased Assets. Without limiting the generality of the foregoing, the Excluded Assets include any and all, as they exist at the Closing Date:

(a) tangible assets and properties of Seller located at the Facilities related to the Carrier Canada Commercial Services business and/or the Other Seller Businesses and all rights of Seller with respect thereto, including those set forth on Schedule C(a);

(b) cash, cash in banks, cash equivalents, bank and mutual fund accounts, investments, securities, or Tax assets of Seller;

(c) intercompany and intracompany notes, receivables, accounts, debts or rights to receive money or property arising from or out of any division, business unit, business group or business of Seller or any Subsidiary of Seller (including the Other Seller Businesses) other than those related exclusively to the Purchased Business;

(d) tangible personal property that is not located at the Facilities, other than laptop computers, and mobile telephones owned or leased by Seller and used by the Transferred Employees;

(e) rights or claims of Seller or any of its Subsidiaries and/or Affiliates with respect to any Tax refund, carryback or carryforward or other credits to Seller or its Subsidiaries and/or Affiliates for periods ending prior to, on or after the Closing Date;

(f) records not exclusively related to the operation of the Purchased Business (including Seller’s Tax Returns and other Tax records);

(g) other than the WWG Trademark, any and all Intellectual Property or other intangible rights of Seller and its Affiliates and/or Subsidiaries (including for certainty the Intellectual Property and other intangible rights related to the Purchased Business or the Purchased Assets), including (i) the names “Bryant”, “Payne”, “Carrier”, “Carrier Corporation”, “UTC”, “United Technologies Corporation”, “UTC Canada Corporation”, “UTCCC”, the names of the Other Seller Businesses and Seller’s other products and services, and all rights in any tradename, slogan, trademark, fictitious name, service mark or like property, used by or in the other products, services, in such businesses and divisions, and all variants of any of them, and all applications therefor or registrations thereof or e-mail addresses, Internet sites, Internet addresses

C-1

and domain names; and (ii) rights (A) to proprietary or licensed computer programs or other software of Seller and its Subsidiaries and/or Affiliates, including proprietary and leased database systems of Seller and its Subsidiaries and/or Affiliates, corporate directories, management procedures and guidelines, accounting and financial reporting formats, systems and procedures, instructions and organization manuals and all source codes and object codes related thereto; and (B) under license and maintenance agreements for computer programs or other software that is obtained by Seller and its Subsidiaries and/or Affiliates on a company wide or parent group wide basis, including for certainty;

(h) property, casualty, workers’ compensation, liability or other insurance policies or related insurance services contracts, whether or not relating to the Purchased Assets or the Purchased Business, or to Seller or any of its Subsidiaries and/or Affiliates, and all rights of Seller and any of its Subsidiaries and/or Affiliates under any insurance policy or contract, including, but not limited to, rights to any cancellation value and all claims and rights to proceeds under such policies, and under any self insurance program;

(i) claims, causes of action, suits, judgments, demands or rights of any nature against other persons related to any Excluded Asset or any Excluded Liability and all attorney-client, work product and other legal privileges of Seller related thereto;

(j) personnel records for Transferred Employees that Seller is required by applicable Legal Requirements to retain in its possession;

(k) Contracts of Seller that are listed on Schedule C(k) and Contracts of Seller that are not Assumed Contracts, including those listed in Section 3.11(a) of the Disclosure Schedule that are not listed on Schedule A(e);

(l) Permits of Seller that are not Assumed Permits;

(m) pension or benefit plan assets, whether or not attributable to the Transferred Employees under any Employee Plan;

(n) tangible assets located at the Facilities that are not owned or leased by Seller, including those set forth on Schedule C(n);

(o) assets, rights, properties and services provided to the Purchased Business by Seller and its Affiliates in connection with the provision of the overhead and administrative services, including the following: services for or related to purchasing and supply procurement, computer leasing and servicing, banking arrangements and services, insurance services, legal services, tax services, environmental, health and safety services, business practices, financial accounting services, payroll and employee benefits provided by Seller or any of its Subsidiaries and/or Affiliates (collectively, the “Overhead Services”); and

(p) Seller’s rights under this Agreement.

C-2

SCHEDULE D

EXCLUDED LIABILITIES

All of the following:

(a) liabilities of Seller not arising out of the operation of the Purchased Business or ownership of the Purchased Assets, including liabilities for or arising out of the Other Seller Businesses and all of the businesses related to the Other Seller Businesses;

(b) liabilities for indebtedness of Seller for borrowed money owed to banks or other financial institutions or lenders, obligations with respect to letters of credit and similar instruments, and all interest, penalties, fees and other amounts payable with respect thereto;

(c) liabilities for any Taxes of Seller, including any Taxes arising as a result of Seller’s operation of the Purchased Business or ownership of the Purchased Assets prior to or at the Closing Date, except for Taxes required to be paid by the Buyer as expressly provided for in Section 1.9 of the Agreement;

(d) liabilities or obligations under or pursuant to any Environmental Laws or related to the Discharge, Handling, presence or clean-up of Hazardous Substances arising out of the use by Seller of the Real Property (or any real property formerly owned, leased or occupied by Seller with respect to the operations of the Purchased Business);

(e) liabilities of Seller and its Affiliates in connection with the provision of Overhead Services;

(f) liabilities arising out of occurrences prior to the Closing Date which, but for the sale of the Purchased Assets and the assumption of the Assumed Liabilities would have been covered by insurance policies or self insurance programs held by Seller or its Affiliates;

(g) liabilities or obligations under or pursuant to any Legal Requirement relating to employment of Employees arising prior to or on the Closing Date (other than liabilities and obligations expressly included in Assumed Liabilities), including all accrued liabilities for payroll, payroll withholdings and Employee Plans;

(h) liabilities of Seller arising out of occurrences prior to the Closing Date which result from: (i) the Canada Border Services Agency audit identified in Section 3.8 of the Disclosure Schedule; (ii) the Canada Revenue Agency audit identified in Section 3.8 of the Disclosure Schedule; or (iii) any failure by Seller to comply with Quèbec’s Charter of French Language as identified in Section 3.8 of the Disclosure Schedule; and

(i) liabilities of Seller arising out of occurrences prior to the Closing Date which result from the claims identified in Section 3.9 of the Disclosure Schedule.

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